Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
BRIGHAM EXPLORATION COMPANY
at
$36.50 Net Per Share
by
FARGO ACQUISITION INC.,
an indirect, wholly owned subsidiary of

STATOIL ASA

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, NOVEMBER 30, 2011, UNLESS THE OFFER IS EXTENDED.

The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of October 17, 2011 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Statoil ASA, a public limited liability company organized under the laws of Norway (“Statoil”), Fargo Acquisition Inc., a Delaware corporation (“Purchaser”) and an indirect, wholly owned subsidiary of Statoil, and Brigham Exploration Company, a Delaware corporation (“Brigham”). Purchaser is offering to purchase all of the shares of common stock, par value $0.01 per share (“Shares”), of Brigham that are issued and outstanding at a price of $36.50 per Share, net to the seller in cash (such price, or any higher price per Share paid in the Offer, the “Offer Price”), without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with this Offer to Purchase, each as may be amended or supplemented from time to time, collectively constitute the “Offer.”

Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of the applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into Brigham (the “Merger”), with Brigham continuing as the surviving corporation in the Merger and as an indirect, wholly owned subsidiary of Statoil. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares then owned by Statoil, Purchaser, Brigham or by any of their respective direct or indirect wholly owned subsidiaries and (ii) Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

THE BOARD OF DIRECTORS OF BRIGHAM EXPLORATION COMPANY (THE “BRIGHAM BOARD”) UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES TO PURCHASER PURSUANT TO THE OFFER.

After careful consideration, the Brigham Board has unanimously (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to and in the best interests of Brigham and its stockholders, (2) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (3) recommended that the stockholders of Brigham accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by applicable law, approve and adopt the Merger Agreement and the Merger.

The Offer is not subject to any financing condition.  The Offer is conditioned upon: (i) the expiration or termination of the waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the regulations thereunder (the “HSR Condition”) and (ii) there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to 12:00 midnight, New York City time, at the end of Wednesday, November 30, 2011 (the “Expiration Date,” unless the Offer is extended pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended, will expire) a number of Shares that, together with the Shares then owned by Statoil and Purchaser (if any), represents at least a majority of the outstanding Shares on a fully diluted basis, assuming the issuance of all Shares that may be issued upon the vesting, conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities and similar rights (“fully diluted basis”), other than the Top-Up Shares (as defined below), as of the Expiration Date (the “Minimum Condition”). The Offer is also subject to other customary conditions. See Section 15 — “Conditions to the Offer.”

A summary of the principal terms of the Offer appears on pages 1 through 8. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares to Purchaser pursuant to the Offer.

October 28, 2011

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to American Stock Transfer & Trust Company, LLC, in its capacity as depositary for the Offer (the “Depositary”), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer” or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares to Purchaser pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

*****

Innisfree M&A Incorporated, the information agent for the Offer, may be contacted at the address and telephone numbers set forth on the back cover of this Offer to Purchase for questions and/or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other materials related to the Offer. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Additionally, copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and any other materials related to the Offer may be found at http://www.sec.gov.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

i

SUMMARY TERM SHEET

Securities Sought:	All of the shares of common stock, par value $0.01 per share (“Shares”), of Brigham Exploration Company, a Delaware corporation (“Brigham”), that are issued and outstanding

Price Offered Per Share:	$36.50 per Share, net to the seller in cash (such price, or any higher price per Share paid in the Offer (as defined below), the “Offer Price”), without interest thereon and less any applicable withholding taxes

Scheduled Expiration Date:	12:00 midnight, New York City time, at the end of Wednesday, November 30, 2011, unless the Offer is extended

Purchaser:	Fargo Acquisition Inc., a Delaware corporation (“Purchaser”) and an indirect, wholly owned subsidiary of Statoil ASA, a public limited liability company organized under the laws of Norway (“Statoil”)

Brigham Board Recommendation:	The board of directors of Brigham Exploration Company (the “Brigham Board”) unanimously recommends that stockholders of Brigham accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by applicable law, approve and adopt the Merger Agreement and the Merger (each as defined below)

The following are some questions that you, as a stockholder of Brigham, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal”), which, together with this Offer to Purchase, each as may be amended or supplemented from time to time, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to Innisfree M&A Incorporated, our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Who is offering to buy my Shares?

Purchaser is a corporation incorporated under the laws of the State of Delaware for the purpose of making the Offer and thereafter consummating the merger of Purchaser with and into Brigham (the “Merger”), with Brigham continuing as the surviving corporation in the Merger (the “Surviving Corporation”) and as an indirect, wholly owned subsidiary of Statoil. To date, Purchaser has not carried on any activities other than those related to its formation, the Merger Agreement, the Offer and the Merger. Purchaser is an indirect, wholly owned subsidiary of Statoil. Statoil is a public limited liability company organized under the laws of Norway. See the “Introduction” and Section 8 — “Certain Information Concerning Statoil and Purchaser.”

How many Shares are you offering to purchase in the Offer?

We are making the Offer to purchase all issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of October 17, 2011 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Statoil, Purchaser and Brigham, in order to acquire control of, and ultimately following the Merger, the entire equity interest in, Brigham, while allowing Brigham’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares to Purchaser pursuant to the Offer. If the Offer is consummated, Statoil, Purchaser and Brigham expect to consummate the Merger as promptly as practicable in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). At the effective time of the Merger (the “Effective Time”), Purchaser will merge with and into Brigham, with Brigham continuing as the Surviving Corporation and as an indirect, wholly owned subsidiary of Statoil. See Section 12 — “Purpose of the Offer; Plans for Brigham.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $36.50 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to any applicable restrictions in the Letter of Transmittal. See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What does the Brigham Board recommend?

After careful consideration, the Brigham Board has unanimously (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to and in the best interests of Brigham and its stockholders, (2) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (3) recommended that the stockholders of Brigham accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by applicable law, approve and adopt the Merger Agreement and the Merger.

See the “Introduction,” Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Recommendation” and Section 12 — “Purpose of the Offer; Plans for Brigham” and Brigham’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being filed with the Securities Exchange Commission (the “SEC”) and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Brigham’s stockholders in connection with the Offer.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•	the expiration or termination of the waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the regulations thereunder (the “HSR Condition”); and

•	there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined below) a number of Shares that, together with the Shares then owned by Statoil and Purchaser (if any), represents at least a majority of the outstanding Shares on a fully diluted basis, assuming the issuance of all Shares that may be issued upon the vesting, conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities and similar rights (“fully diluted basis”), other than the Top-Up Shares (as defined below), as of the Expiration Date (the “Minimum Condition”).

The Offer is also subject to other customary conditions. See Section 15 — “Conditions to the Offer.”

Is the Offer subject to any financing condition?

No. The Offer is not subject to any financing condition.

What percentage of Shares do you or your affiliates currently own?

None of Statoil, Purchaser and their respective affiliates currently owns any Shares.

Do you have the financial resources to pay for all Shares?

Yes. Consummation of the Offer is not subject to any financing condition. The total amount of funds required by Purchaser to consummate the Offer, purchase all outstanding Shares pursuant to the Offer and the Merger, pay off certain existing Brigham debt and pay all related fees and expenses is approximately $4.7 billion. Statoil has guaranteed the full and timely performance by Purchaser of its obligations under the Merger Agreement, including its payment obligations with respect to the Offer and the Merger. Statoil expects to fund such cash requirements from its available cash.

Is your financial condition relevant to my decision to tender Shares to Purchaser pursuant to the Offer?

No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the consummation of the Offer is not subject to any financing condition;

•	the Offer is being made for all outstanding Shares solely for cash;

•	if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and

•	we, through Statoil, have sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger in light of Statoil’s financial capacity in relation to the amount of consideration payable and Statoil’s guarantee of our full and timely performance under the Merger Agreement, including our payment obligations with respect to the Offer and the Merger.

See Section 9 — “Source and Amount of Funds” and Section 11— “The Merger Agreement; Other Agreements.”

How long do I have to decide whether to tender Shares to Purchaser pursuant to the Offer?

You will be able to tender your Shares to Purchaser pursuant to the Offer until 12:00 midnight, New York City time, at the end of Wednesday, November 30, 2011 (the “Expiration Date,” unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by American Stock Transfer & Trust Company, LLC, our depositary for the Offer (the “Depositary”), within three NASDAQ Global Select Market (“NASDAQ”) trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 1— “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond the initial Expiration Date, but in no event will we be required to extend the Offer beyond the Outside Date (as defined below).

Pursuant to the Merger Agreement, we are required to extend the Offer for any period required by any applicable laws or orders, or any rule or regulation of the NASDAQ that is applicable to the Offer. In addition, Purchaser may, and if requested in writing by Brigham will, extend the Offer for periods of not more than 10 business days each, if at any scheduled Expiration Date any of the conditions to Purchaser’s obligation to purchase Shares in the Offer set forth in Section 15 — “Conditions to the Offer” is not satisfied or waived, unless the Merger Agreement has been earlier terminated in accordance with its terms.

In no event may the expiration date be extended by this provision to a date later than April 14, 2012 or such later date as it may be extended pursuant to the Merger Agreement (the “Outside Date”). If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1 — “Terms of the Offer” for more details on our ability or obligation to extend the Offer.

How will I be notified if the time period during which I can tender my Shares to Purchaser pursuant to the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date or the date of termination of the prior subsequent offering period.

Will there be a subsequent offering period?

If, following the time at which Purchaser accepts for payment and pays for all Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Acceptance Time”), we do not beneficially own, together with Statoil, at least 90% of the then-outstanding Shares on a fully diluted basis (without giving effect to the exercise of the Top-Up Option (as defined below)), we may elect to provide for one or more subsequent offering periods, without the consent of Brigham, of not less than three business days and up to 10 business days each (or such longer period as agreed to by Statoil, Purchaser and Brigham), during which time Brigham’s stockholders whose Shares have not been tendered during the initial offering period may tender, but not withdraw, their Shares and receive the Offer Price. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights” for more information concerning any subsequent offering period.

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until the Expiration Date (as so extended), and you will be able to withdraw your Shares until the Expiration Date (as so extended). A subsequent offering period, if one is provided, would occur after the Acceptance Time and after we have become obligated to pay for all Shares that were validly tendered and not properly withdrawn prior to the Expiration Date. Shares that are validly tendered during a subsequent offering period will be accepted and paid for promptly after they are received and cannot be withdrawn. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

How do I tender my Shares to Purchaser pursuant to the Offer?

To tender your Shares to Purchaser pursuant to the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering

Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the missing items within the time period specified in the notice. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

Shares tendered to Purchaser pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after December 27, 2011, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4 — “Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such written notice, with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4 — “Withdrawal Rights.”

Upon the successful consummation of the Offer, will Shares continue to be publicly traded?

Following the consummation of the Offer, Statoil, Purchaser and Brigham expect to consummate the Merger as promptly as practicable. If the Merger takes place, no Shares will be publicly owned. If all of the conditions to the Offer are satisfied or waived (see Section 15 — “Conditions to the Offer”) and we purchase all tendered Shares, prior to the Merger becoming effective, there may then be so few remaining stockholders and publicly held Shares that such Shares will no longer be eligible to be traded on the NASDAQ or any other securities exchange and there may not be a public trading market for such Shares. See Section 13 — “Certain Effects of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. None of Statoil, Purchaser and Brigham are under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

If I object to the price being offered, will I have appraisal rights?

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (that did not tender such Shares to Purchaser pursuant to the Offer) at the Effective Time who has neither voted in favor of the Merger nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. This value may be more or less than, or the same as, the Offer Price. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

If I decide not to tender my Shares to Purchaser pursuant to the Offer, how will the Offer affect my Shares?

Following the consummation of the Offer, Statoil, Purchaser and Brigham expect to consummate the Merger as promptly as practicable. If the Merger is consummated, the stockholders who did not tender their Shares to Purchaser pursuant to the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares to Purchaser pursuant to the Offer (i.e., the Offer Price), subject to any appraisal rights properly exercised by such stockholders in accordance with Delaware law. Therefore, if the Merger takes place, the only difference to you between tendering your Shares to Purchaser pursuant to the Offer and not tendering your Shares to Purchaser pursuant to the Offer would be that, if you tender your Shares, you may be paid earlier and no appraisal rights will be available. No interest will be paid for Shares acquired in the Merger.

Furthermore, following the consummation of the Offer until the Effective Time, the number of stockholders and the number of Shares that are held by the public may be so small that there no longer may be an active public trading market (or, possibly, there may not be any public trading market) for such Shares. See the “Introduction” and Section 13 — “Certain Effects of the Offer.”

We have no obligation to provide a subsequent offering period or to exercise the Top-Up Option (as defined below). As a result, we may not be able or required to effect the Merger under the “short-form” merger provisions of Section 253 of the DGCL. In that event, we may require Brigham to hold a meeting of Brigham’s stockholders for the purpose of adopting the Merger Agreement, and the Merger would not occur until either such event occurred. If the Minimum Condition is satisfied, upon the consummation of the Offer, Purchaser will have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other holder of Shares. See Section 11 — “The Merger Agreement; Other Agreements” and Section 12 — “Purpose of the Offer; Plans for Brigham— Purpose of the Offer.”

What is the market value of my Shares as of a recent date, and the “premium” I am receiving?

The Offer Price of $36.50 per Share represented a premium over the market prices at which Shares had previously traded, including a premium of:

•	20% over the closing market price of the Shares on October 14, 2011, the last full trading day prior to the date on which we announced the execution of the Merger Agreement and the Offer;

•	33% over the average closing price of Brigham Common Stock for the 30-day period ending on October 14, 2011;

•	29% over the average closing price of Brigham Common Stock for the 60-day period ending on October 14, 2011; and

•	28% over the average closing price of Brigham Common Stock during the 90-day period ending on October 14, 2011.

On October 27, 2011, the last trading day before we commenced the Offer, the closing price of Shares reported on the NASDAQ was $36.49 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

Have any stockholders of Brigham already agreed to tender their Shares to Purchaser pursuant to the Offer or to otherwise support the Offer?

In connection with entering into the Merger Agreement, Statoil and Purchaser entered into a Tender and Voting Agreement (the “Tender Agreement”) with all of the directors and executive officers of Brigham (the “Tendering Stockholders”). Pursuant to the Tender Agreement, the Tendering Stockholders have agreed, among other things, to (i) tender and not withdraw all Shares beneficially owned as of the date of the Tender Agreement or acquired after such date (collectively, the “Owned Shares”; provided, however that Company Options beneficially owned by such Tendering Stockholders shall not be considered Owned Shares prior to their exercise, but upon their exercise shall be considered Owned Shares) to Purchaser pursuant to the Offer and (ii) vote all Owned Shares and shares of other Brigham voting securities (whether acquired prior to or after the date of the Tender Agreement) that are beneficially owned by such Tendering Stockholders or over which such Tendering Stockholders have, directly or indirectly, the right to vote (collectively, the “Voting Shares”) in favor of the Merger. Based on information provided by the Tendering Stockholders as of October 17, 2011, an aggregate of 3,003,649 Shares, representing approximately 2.6% of the outstanding Shares, will be tendered by the Tendering Stockholders into the Offer. See Section 11 — “The Merger Agreement; Other Agreements — Tender and Voting Agreement.”

Are there any employment arrangements between Statoil and Brigham’s executive officers under which Brigham’s executive officers will be entitled to receive compensation?

In connection with the execution of the Merger Agreement, Statoil Gulf Services LLC, an indirect wholly owned subsidiary of Statoil (“SGS”), entered into agreements with each of A. Lance Langford and Jeffery E. Larson, who will serve as SGS’s Vice President, Bakken and Vice President, Operations, respectively, regarding the terms and conditions of their continued employment. See Section 11 — The Merger Agreement; Other Agreements — Terms and Conditions of Continued Employment for A. Lance Langford and Jeffery E. Larson.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15 — “Conditions to the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, you will be entitled to an amount equal to the number of Shares you tendered to Purchaser pursuant to the Offer multiplied by the Offer Price, net to you in cash, without interest thereon and less any applicable withholding taxes, promptly. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal for such Shares. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What is the Top-Up Option and when could it be exercised?

Pursuant to the Merger Agreement, Brigham has granted to Purchaser an irrevocable option (the “Top-Up Option”), which Purchaser may exercise at any one time after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement. The Top-Up Option grants Purchaser the option to purchase from Brigham at a price per Share equal to the Offer Price the number of authorized and unissued Shares (the “Top-Up Shares”) that, when added to the number of Shares owned by Statoil and/or Purchaser at the time of such exercise, constitutes 100 Shares more than the number of Shares necessary for Purchaser to be merged into Brigham without a vote or consent of Brigham’s stockholders in accordance with Section 253 of the DGCL, which is called a “short-form” merger. However, in no event will the Top-Up Option be exercisable (i) unless immediately after such exercise and the issuance of Shares pursuant to the Top-Up Option, Purchaser would own more than the number of Shares necessary for Purchaser to effect such a “short-form” merger (assuming the issuance of the Top-Up Shares), and (ii) for a number of Shares in excess of the number of Brigham’s then-authorized and unissued Shares together with Shares held by Brigham as treasury Shares.

What will happen to my stock options in the Offer?

The Offer is not being made for options to purchase Shares (“Company Options”) granted under Brigham’s stock plans. Prior to the Acceptance Time, Brigham will obtain from the holders of each Company Option, whether vested or unvested, that remains outstanding immediately prior to the Acceptance Time an agreement that each Company Option will be cancelled and terminated immediately prior to the Effective Time in exchange for the right to receive an amount in cash equal to the product of (i) the aggregate number of Shares issuable upon exercise of such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Offer Price over the exercise price per Share for such Company Option, with the aggregate amount of such payment rounded to the nearest whole cent, less any amount required to be withheld or deducted under any provision of U.S. federal, state, local or other applicable tax law. Brigham will pay these cash payments to the holders of Company Options at or promptly after the Effective Time. See Section 11 — “The Merger Agreement; Other Agreements — Treatment of Brigham Equity Awards.”

What will happen to my outstanding restricted Shares in the Offer?

Any restricted Shares (“Restricted Shares”) that vest as of or prior to the Acceptance Time will be treated as Shares for all purposes of the Merger Agreement and may be tendered to Purchaser pursuant to the Offer. Each Restricted Share that has not vested prior to the Effective Time will vest and all restrictions will be removed from the Restricted Shares effective immediately prior to the Effective Time, so that all Restricted Shares will be treated as Shares for all purposes of the Merger Agreement from and after the date of such vesting, and the holders of such shares will be entitled to receive an amount per share in cash equal to the Offer Price. See Section 11 — “The Merger Agreement; Other Agreements — Treatment of Brigham Equity Awards.”

What are the U.S. federal income tax consequences of the Offer and the Merger?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law) will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger”). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender to Purchaser pursuant to the Offer or exchange in the Merger (or retain for exercise of appraisal rights) and the amount of cash you receive for such Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize generally will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a Non-United States Holder (as defined in Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger”) and have not held, directly or indirectly, at any time during the five-year period ending on the date of sale (or, if applicable, the date of the Merger), more than 5% of the outstanding Shares, you generally will not be subject to U.S. federal income tax on gain recognized on Shares you tender to Purchaser pursuant to the Offer or exchange in the Merger (or retain for exercise of appraisal rights). You should consult your tax advisor about the particular tax consequences to you of tendering your Shares to Purchaser pursuant to the Offer, exchanging your Shares in the Merger or exercising appraisal rights. See Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of certain material U.S. federal income tax consequences of tendering Shares to Purchaser pursuant to the Offer or exchanging Shares in the Merger or exercising appraisal rights.

To whom should I talk if I have additional questions about the Offer?

You may call Innisfree M&A Incorporated, the Information Agent, toll-free at (877) 687-1875 (banks and brokers call collect at (212) 750-5833)).

To the Holders of Shares of Common Stock of Brigham:

INTRODUCTION

The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of October 17, 2011 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Statoil ASA, a public limited liability company organized under the laws of Norway (“Statoil”), Fargo Acquisition Inc., a Delaware corporation (“Purchaser”) and an indirect, wholly owned subsidiary of Statoil, and Brigham Exploration Company, a Delaware corporation (“Brigham”). Purchaser is offering to purchase all of the shares of common stock, par value $0.01 per share (“Shares”), of Brigham that are issued and outstanding at a price of $36.50 per Share, net to the seller in cash (such price, or any higher price per Share paid in the Offer, the “Offer Price”), without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with this Offer to Purchase, each as may be amended or supplemented from time to time, collectively constitute the “Offer.”

Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of the applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into Brigham (the “Merger”), with Brigham continuing as the surviving corporation in the Merger (the “Surviving Corporation”) and as an indirect, wholly owned subsidiary of Statoil. Subject to the provisions of the Merger Agreement, as soon as practicable following the consummation of the Offer, Statoil, Purchaser and Brigham will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or a certificate of ownership and merger, as applicable (in either case, the “Certificate of Merger”) in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”). The Merger will become effective upon the filing of the Certificate of Merger or at such later time as Statoil and Brigham agree in writing and specify in the Certificate of Merger (the “Effective Time”). At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares then owned by Statoil, Purchaser, Brigham or any of their respective direct or indirect wholly owned subsidiaries and (ii) Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

The Offer and the withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Wednesday, November 30, 2011 (the “Expiration Date,” unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire), unless the Offer is extended or the Merger Agreement has been terminated in accordance with its terms.

Section 11 — “The Merger Agreement; Other Agreements” more fully describes the Merger Agreement. Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

If you are a record owner of Shares and you tender such Shares directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated (the “Information Agent”) incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”

After careful consideration, the board of directors of Brigham Exploration Company (the “Brigham Board”) has unanimously (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to and in the best interests of Brigham and its stockholders, (2) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (3) recommended that the stockholders of Brigham accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by applicable law, approve and adopt the Merger Agreement and the Merger.

A more complete description of the Brigham Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 (the “Schedule 14D-9”) that is being filed by Brigham with the Securities and Exchange Commission (the “SEC”) and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Brigham’s stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

The Offer is not subject to any financing condition.

The Offer is conditioned upon: (i) the expiration or termination of the waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the regulations thereunder (the “HSR Condition”) and (ii) there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date a number of Shares that, together with the Shares then owned by Statoil and Purchaser (if any), represents at least a majority of the outstanding Shares on a fully diluted basis, assuming the issuance of all Shares that may be issued upon the vesting, conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities and similar rights (“fully diluted basis”), other than the Top-Up Shares (as defined below) as of the Expiration Date (the “Minimum Condition”). The Offer is also subject to other customary conditions. See Section 15 — “Conditions to the Offer.”

According to Brigham, as of October 14, 2011, there were 117,314,532 issued and outstanding Shares (which includes 657,928 Restricted Shares), 324,391 Shares held by Brigham as treasury Shares and 4,400,580 Shares issuable upon the exercise of outstanding option to purchase Shares under Brigham’s stock plans. Assuming that all Shares reserved for issuance pursuant to such stock plans are issued and that no other Shares were or are issued after October 14, 2011, there would be 121,715,112 Shares outstanding and the Minimum Condition would be satisfied if at least 60,857,557 Shares are validly tendered and not properly withdrawn prior to the Expiration Date.

In connection with entering into the Merger Agreement, Statoil and Purchaser entered into a Tender and Voting Agreement (the “Tender Agreement”) with all of the directors and executive officers of Brigham (the “Tendering Stockholders”). Pursuant to the Tender Agreement, the Tendering Stockholders have agreed, among other things, to (i) tender and not withdraw all Shares beneficially owned as of the date of the Tender Agreement or acquired after such date (collectively, the “Owned Shares”; provided, however that Company Options beneficially owned by such Tendering Stockholders shall not be considered Owned Shares prior to their exercise, but upon their exercise shall be considered Owned Shares) to Purchaser pursuant to the Offer and (ii) vote all Owned Shares and shares of other Brigham voting securities (whether acquired prior to or after the date of the Tender Agreement) that are beneficially owned by such Tendering Stockholders or over which such Tender Stockholders have, directly or indirectly, the right to vote (collectively, the “Voting Shares”) in favor of the Merger. Based on information provided by the Tendering Stockholders as of October 17, 2011, an aggregate of 3,003,649 Shares, representing approximately 2.6% of the outstanding Shares, will be tendered by the Tendering Stockholders into the Offer. See Section 11 — The Merger Agreement; Other Agreements — Tender and Voting Agreement.”

Pursuant to the Merger Agreement, as of the time Purchaser accepts for payment and pays for all Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Acceptance Time”) and provided that the Minimum Condition has been satisfied, Statoil will be entitled to elect or designate a number of directors, rounded up to the next whole number, to the Brigham Board that is equal to the total number of directors on the Brigham Board (giving effect to the increase described in this sentence) multiplied by the percentage that the number of Shares beneficially owned by Statoil, Purchaser and their affiliates (including Shares accepted for payment and paid for pursuant to the Offer) bears to the total number of Shares then outstanding, and Brigham will cause Statoil’s designees to be elected or appointed to the Brigham Board, including, at the election of Statoil, by increasing the size of the Brigham Board or by seeking and accepting or otherwise securing resignations from such number of incumbent directors as is necessary to enable Statoil’s designees to be elected or appointed to the Brigham Board. From time to time after the Acceptance Time, at the request of Statoil, Brigham will, to the extent permitted by applicable law and its certificate of incorporation, cause individuals designated by Statoil to constitute substantially the same percentage of members, rounded up to the next whole number, as is on the Brigham Board on (i) each committee of the Brigham Board, (ii) each board of directors of each subsidiary of Brigham and (iii) each committee of each such board of directors of each subsidiary of Brigham, in each case to the extent permitted by applicable law and the continued listing requirements of the NASDAQ Global Select Market (“NASDAQ”). If necessary, Brigham will amend or cause to be amended its bylaws to comply with these obligations. Information concerning Statoil’s designees to the Brigham Board is set forth in the Information Statement attached as Annex A to the Schedule 14D-9.

From the Acceptance Time until the Effective Time, Brigham will use its reasonable best efforts to cause the Brigham Board to always have at least three directors who are directors as of the date of the Merger Agreement, who are not employed by Brigham and who are not affiliates or employees of Statoil or any of its subsidiaries, and who are independent directors for purposes of the continued listing requirements of the NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and also eligible to serve on Brigham’s audit committee under the Exchange Act, and the continued listing standards of the NASDAQ and at least one of whom will be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto (the “Continuing Directors”). However, if the number of Continuing Directors is reduced below three for any reason, the remaining Continuing Director(s) will be entitled to designate any other person who is not an affiliate or employee of Statoil or any of its subsidiaries to fill such vacancies and such person will be deemed to be a Continuing Director. Further, pursuant to the Merger Agreement, Continuing Directors will be required to fill any vacancies as soon as practicable, but in any event within 10 business days and that if no such Continuing Director is appointed during such time, Statoil will designate the Continuing Director to fill the vacancy. However, if no Continuing Director remains, the other directors of the Brigham Board will designate three persons who are not affiliates, consultants, representatives or employees of Statoil or any of its subsidiaries to fill such vacancies and such persons will be deemed to be Continuing Directors for purposes of the Merger Agreement.

Following the election or appointment of Statoil’s designers to the Brigham Board and until the Effective Time, majority vote of the Continuing Directors will be required for Brigham to authorize (i) any amendment or termination of the Merger Agreement by Brigham, (ii) any amendment of the Merger Agreement requiring action by the Brigham Board, (iii) any extension of the time for the performance of any of the obligations or actions under the Merger Agreement by Statoil or Purchaser, (iv) any exercise, enforcement or waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Brigham, (v) the taking of, or failure to take, any other action by Brigham in connection with the Merger Agreement and (vi) except as provided in the Merger Agreement, to amend the governing documents of Brigham. See Section 12 — “Purpose of the Offer; Plans for Brigham — Plans for Brigham.” As promptly as practicable after the Acceptance Time, Statoil, Purchaser and Brigham expect to consummate the Merger in accordance with the DGCL. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time will be the only directors of the Surviving Corporation.

The Merger is subject, to the extent required by applicable law, to the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding Shares; however, if the Minimum Condition is satisfied, Purchaser will have sufficient Shares to adopt the Merger Agreement without action by any other stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Brigham’s stockholders.

If Purchaser acquires at least 90% of the then-outstanding Shares, including pursuant to the Top-Up Option (as defined in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Top-Up Option”), if applicable, Purchaser may effect the Merger under the “short-form” merger provisions of Section 253 of the DGCL without any vote or written consent of stockholders. If, after the Acceptance Time, Purchaser and its affiliates do not own, by virtue of the Offer or otherwise, 90% or more of the issued and outstanding Shares, Brigham will hold a meeting of Brigham’s stockholders for the purpose of adopting the Merger Agreement, at which meeting Statoil has agreed to vote, or cause to be voted, all Shares held by it and its affiliates in favor of the adoption of the Merger Agreement, and the Merger would not occur until either such event occurred. If the Minimum Condition is satisfied, upon the consummation of the Offer, Purchaser will have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other holder of Shares. See Section 12 — “Purpose of the Offer; Plans for Brigham” and Section 17 — “Certain Legal Matters; Regulatory Approvals — ‘Short-Form’ Merger.”

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (that did not tender such Shares to Purchaser pursuant to the Offer) at the Effective Time who has neither voted in favor of the Merger nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. This value may be more or less than, or the same as to, the Offer Price. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as permitted under Section 4 — “Withdrawal Rights.”

The Offer is not subject to any financing condition. The Offer is conditioned upon: (i) the HSR Condition and (ii) the Minimum Condition. The Offer is also subject to other customary conditions. See Section 15 — “Conditions to the Offer.”

We expressly reserve the right from time to time to waive any of the conditions described in Section 15 — “Conditions to the Offer” and to make any other changes in the terms and conditions of the Offer, except that we will not, without the prior written consent of Brigham, (i) waive or modify the HSR Condition or the Minimum Condition, (ii) change the form of consideration to be paid in the Offer, (iii) decrease the Offer Price or the number of Shares sought in the Offer, (iv) extend the Offer, other than in a manner contemplated by the Merger Agreement, (v) amend or modify the other conditions to the Offer described in Section 15 — “Conditions to the Offer” in any manner adverse to Brigham stockholders, or impose additional or different conditions to the Offer, or (vi) reduce the initial time period during which the Offer will remain open.

Pursuant to the Merger Agreement and in accordance with Rule 14d-11 under the Exchange Act, if the Acceptance Time has occurred and we have paid for all Shares validly tendered and not properly withdrawn pursuant to the Offer and do not beneficially own, together with Statoil, at least 90% of the then-outstanding Shares on a fully diluted basis (without giving effect to the exercise of the Top-Up Option), we may elect to provide one or more subsequent offering periods immediately following the Expiration Date. If we elect to provide a subsequent offering period, it will be an additional period of time, following the expiration of the Offer and the purchase of Shares pursuant to the Offer, during which stockholders may tender any Shares not previously tendered to Purchaser pursuant to the Offer. If we elect to provide a subsequent offering period, (i) it will remain open for such period or periods as we will specify of not less than three business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a subsequent offering period. For purposes of the Offer as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

A subsequent offering period, if one is provided, is not an extension of the Offer. If we do elect to provide a subsequent offering period or elect to extend such subsequent offering period, we will make a public announcement of such election and the results of the Offer no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior subsequent offering period.

The Merger Agreement separately provides that Purchaser is required to extend the Offer for any period required by any applicable laws or orders, or any rule or regulation of the NASDAQ that is applicable to the Offer. In addition, Purchaser may, and if requested in writing by Brigham will, extend the Offer for periods of not more than 10 business days each, if at any scheduled Expiration Date any of the conditions to Purchaser’s obligation to purchase Shares in the Offer set forth in Section 15 — “Conditions to the Offer” is not satisfied or waived unless the Merger Agreement has been earlier terminated in accordance with its terms. In no event may the expiration date be extended by this provision to a date later than April 14, 2012 or such later date as it may be extended pursuant to the Merger Agreement (the “Outside Date”).

If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the Acceptance Time or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, Purchaser changes the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.

If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

Brigham has provided Purchaser with Brigham’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Brigham’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will promptly thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer. Rule 14e-1(c) under the Exchange Act relates to the obligation of Purchaser to promptly pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	the certificates evidencing such Shares (“Share Certificates”) or confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer”;

•	a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal; and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the Acceptance Time or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may be unlawful.

Shares tendered by using the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by Purchaser and Brigham.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), in each case, promptly following the expiration or termination of the Offer.

We reserve the right to transfer or assign in whole or in part from time to time to one or more direct or indirect wholly owned subsidiaries of Statoil the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not properly withdrawn pursuant to the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares.  No alternative, conditional or contingent tenders will be accepted. In order for a Brigham stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

•	for Shares held as physical certificates, the certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the certificates representing Shares, the Letter of Transmittal and other documents must be received before the expiration of such subsequent offering period);

•	for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and other documents must be received before the expiration of such subsequent offering period); or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message and any other required documents (for example, in certain circumstances, a completed Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal if:

•	the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, the “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

•	the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ trading days, as specified in such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by Purchaser and Brigham.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Acceptance Time occurs, Purchaser will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions to the Offer.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by Purchaser in its sole discretion.

Appointment as Proxy.  By executing the Letter of Transmittal (or taking action resulting in the delivery of an Agent’s Message) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint designees of Purchaser, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of Brigham’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Acceptance Time, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Brigham’s stockholders.

Company Options and Restricted Shares.  The Offer is made only for outstanding Shares and is not made for any Company Options (as defined below). See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Brigham Equity Awards” for a description of the treatment of Company Options and Restricted Shares. Shares that you acquired as a result of the vesting of Restricted Shares (including any Restricted Shares that vest prior to the Acceptance Time) are considered the same as Shares generally and may be tendered to Purchaser pursuant to the Offer.

Backup Withholding.  To prevent federal “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each stockholder (including any stockholder that tenders Shares to Purchaser pursuant to the Offer pursuant to the book-entry transfer procedures described above in this Section 3) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Form W-9 that is included in the Letter of Transmittal or by otherwise certifying such stockholder’s exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal and Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase for a more detailed discussion of backup withholding.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after December 27, 2011, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

For a withdrawal to be proper and effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the

Offer and Tendering Shares — Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares.”

No withdrawal rights will apply to Shares tendered in any subsequent offering period that we elect to provide (as described in more detail in Section 1 — “Terms of the Offer”) or to Shares previously tendered to Purchaser pursuant to the Offer and accepted for payment.

All questions as to the validity, form, eligibility (including time of receipt) of any notice of withdrawal will be determined by Purchaser in its sole discretion. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law). This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or to holders of Shares who are in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, tax-exempt organizations, certain U.S. expatriates, persons subject to the alternative minimum tax, or partnerships and other pass-through entities and holders of interests therein) or to persons holding Shares indirectly or as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction or United States Holders whose functional currency is not the U.S. dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, state or local taxation or non-U.S. taxation.

If a partnership holds Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer or the Merger.

THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

United States Holders.  For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity subject to tax as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder of Shares will recognize gain or loss in an amount equal to the difference between such United States Holder’s adjusted federal income tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding by the Delaware Court of Chancery) and the amount of cash received therefor. Gain or loss and holding period must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Long-term capital gains recognized by an individual in taxable years beginning before January 1, 2013 generally will be subject to a maximum U.S. federal income tax rate of 15%. Net capital losses may be subject to limits on deductibility.

Non-United States Holders.  For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a United States Holder.

Subject to the discussion of information reporting and backup withholding below, a Non-United States Holder of Shares generally will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding by the Delaware Court of Chancery) unless:

•	the gain is “effectively connected” with the Non-United States Holder’s conduct of a trade or business in the United States, and, in the case of a Non-United States Holder entitled to the benefits of an income tax treaty, the gain is attributable to a permanent establishment that such holder maintains in the United States, if that is required by the applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis;

•	the Non-United States Holder is an individual that holds Shares as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•	the Non-United States Holder owned, actually or constructively, at any time during the five-year period ending on the date of sale (or, if applicable, the date of the Merger), more than 5% of the outstanding Shares and such holder is not eligible for any treaty exemption.

“Effectively connected” gains that are recognized by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

A Non-United States Holder subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger will be required to file a United States federal income tax return and pay any required tax without regard to whether such proceeds have been subject to withholding, as described below.

Information Reporting and Backup Withholding.  Payments made to a United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding” at a rate of 28%. See Section 3 — “Procedure for Accepting the Offer and Tendering Shares — Backup Withholding” of this Offer to Purchase.

Backup withholding generally applies if a United States Holder (i) fails to furnish its social security number or other taxpayer identification number, (ii) furnishes an incorrect taxpayer identification number or (iii) fails to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is its correct number and that the stockholder is not subject to backup withholding. A Non-United States Holder will generally be exempt from information reporting and backup withholding if it certifies on an appropriate Form W-8 that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s U.S. federal income tax liability, if any, and may be refunded to the extent it results in an overpayment of tax and the holder timely provides the required information or appropriate claim form to the Internal Revenue Service. Certain persons, including corporations, generally are entitled to exemption from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. A tendering stockholder may be able to prevent backup withholding by completing: (i) in the case of a United States Holder, the Form W-9 that is included in the Letter of Transmittal, or (ii) in the case of a tendering Non-United States Holder, an appropriate Form W-8.

6.	Price Range of Shares; Dividends.

The Shares are listed on the NASDAQ Global Select Market under the symbol “BEXP” The Shares have been listed on the NASDAQ since May 8, 1997.

The following table sets forth, for the indicated periods, the high and low intraday sales prices per Share as reported on the NASDAQ:

	High	Low

Year Ending December 31, 2011:
First Quarter	$37.87	$24.45
Second Quarter	37.85	24.71
Third Quarter	33.93	21.89
Fourth Quarter (through October 27, 2011)	36.78	21.15
Year Ended December 31, 2010:
First Quarter	$18.00	$12.58
Second Quarter	21.15	13.45
Third Quarter	19.15	14.18
Fourth Quarter	28.15	18.55
Year Ended December 31, 2009:
First Quarter	$4.25	$1.04
Second Quarter	4.30	1.60
Third Quarter	10.61	2.50
Fourth Quarter	14.93	7.99

(1)	Source: Yahoo! Finance.

According to Brigham, as of October 14, 2011, there were 117,314,532 issued and outstanding Shares (which includes 657,928 Restricted Shares), and 324,391 Shares were held by Brigham as treasury Shares and

4,400,580 Shares issuable upon the exercise of outstanding option to purchase Shares under Brigham’s stock plans.

The Offer Price of $36.50 per Share represented a premium over the market prices at which Shares had previously traded, including a premium of:

•	20% over the closing market price of the Shares on October 14, 2011, the last full trading day prior to the date on which we announced the execution of the Merger Agreement and the Offer;

•	33% over the average closing price of Brigham Common Stock for the 30-day period ending on October 14, 2011;

•	29% over the average closing price of Brigham Common Stock for the 60-day period ending on October 14, 2011; and

•	28% over the average closing price of Brigham Common Stock during the 90-day period ending on October 14, 2011.

On October 27, 2011, the last trading day before we commenced the Offer, the closing price of Shares reported on the NASDAQ was $36.49 per Share.

Stockholders are urged to obtain current market quotations for Shares before making a decision as to whether to tender their Shares to Purchaser pursuant to the Offer.

Brigham has never declared or paid cash dividends with respect to the Shares. Under the terms of the Merger Agreement, Brigham is not permitted to declare or pay any dividend in respect of the Shares without Statoil’s prior written consent. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Brigham.”

7.	Certain Information Concerning Brigham.

Except as otherwise set forth in this Offer to Purchase, the information concerning Brigham contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Statoil, Purchaser, the Depositary and the Information Agent take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Brigham to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Statoil, Purchaser, the Depositary and the Information Agent.

General.  Brigham is a Delaware corporation incorporated in 1997. The principal executive offices of Brigham are located at 6300 Bridge Point Parkway, Building 2, Suite 500, Austin, Texas 78730 and the telephone number is (512) 427-3300.

Brigham is an independent exploration, development and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. Brigham focuses its activities in provinces where it can effectively maximize its return on invested capital by using highly experienced and innovative personnel, state-of-the art technologies, and superior operational controls. Brigham’s state-of-the art technologies include horizontal drilling of long laterals using real time geo-steering, multi-stage, isolated fracture stimulation coupled with swell packers, maximum fracture intervals via perf and plug, maximum long-term performance of wells via ceramic proppants, and 3D seismic imaging utilizing microseismic interpretation.

Available Information.  Brigham files periodic reports, proxy statements and other information with the SEC in accordance with the requirements of the Exchange Act. Brigham makes its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Forms 3, 4 and 5 filed on behalf of directors and officers, and any amendments to such reports available free of charge through Brigham’s corporate website at www.bexp3d.com as soon as reasonably practicable after such reports are filed with, or furnished to, the SEC. You may also read and copy any document Brigham files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, Brigham’s reports, proxy and information statements, and its other filings are also available to the public over the internet at the SEC’s website at www.sec.gov. The information contained in, accessible from or connected to Brigham’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Brigham’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

8.	Certain Information Concerning Statoil and Purchaser.

Purchaser.  Purchaser is a Delaware corporation and an indirect, wholly owned subsidiary of Statoil and was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. To date, Purchaser has not carried on any activities other than those related to its formation, the Merger Agreement, the Offer and the Merger. Purchaser has minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement. Following the consummation of the Offer and the satisfaction or waiver of the few remaining applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into Brigham, with Brigham continuing as the Surviving Corporation and as an indirect, wholly owned subsidiary of Statoil. The principal executive offices of Purchaser are located at Forusbeen 50, N-4035, Stavanger, Norway and its business telephone number is (011 47) 5199-0000.

Statoil.  Statoil is a public limited liability company organized under the laws of Norway. The business address of Statoil is Forusbeen 50, N-4035, Stavanger, Norway and its business telephone number is (011 47) 5199-0000.

Statoil is an integrated energy company that is primarily engaged in oil and gas exploration and production activities. Statoil is among the world’s largest net sellers of crude oil and condensate and is the second largest supplier of natural gas to the European market. Statoil is the leading operator on the Norwegian continental shelf and is also expanding its international activities. Statoil also has substantial processing and refining activities. Statoil is contributing to the development of new energy resources, has ongoing activities in the fields of wind power and biofuels and is at the forefront in relation to the implementation of technologies for carbon capture and storage. In further developing its international business, Statoil intends to utilize its core expertise in areas such as deep water, heavy oil, harsh environments and gas value chains in order to exploit new opportunities and develop high quality projects.

Additional Information.  Certain information concerning the directors and executive officers of Statoil and Purchaser is set forth in Annex A to this Offer to Purchase.

Except as set forth elsewhere in this Offer to Purchase (including Annex A): (i) none of Statoil or Purchaser and, to the knowledge of Statoil and Purchaser after reasonable inquiry, none of the persons or entities listed in Annex A, and no associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of Brigham, (ii) none of Statoil or Purchaser and, to the knowledge of Statoil and Purchaser after reasonable inquiry, none of the persons or entities referred to in clause (i) has effected any transaction in the Shares or any other equity securities of Brigham during the 60-day period preceding the date of this Offer to Purchase, (iii) none of Statoil or Purchaser and, to the knowledge of Statoil and Purchaser after reasonable inquiry, none of the persons listed on Annex A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Brigham, (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between Statoil, Purchaser, their respective subsidiaries or, to the knowledge of Statoil and Purchaser after reasonable inquiry, any of the persons listed in Annex A, on the one hand, and Brigham or any of its executive officers, directors or affiliates, on the other hand, (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between Statoil, Purchaser, their respective subsidiaries or, to the knowledge of Statoil and Purchaser after reasonable inquiry, any of the persons listed in Annex A, on the one hand, and Brigham or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets and (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between Statoil, Purchaser or any of their respective executive officers, directors or affiliates, on the one hand, and Brigham or any of its executive officers, directors or affiliates, on the other hand.

Available Information.  Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. You may read and copy any document filed by Statoil with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Schedule TO and its exhibits and other information that Purchaser and/or Statoil has filed electronically with the SEC are also available to the public over the internet at the SEC’s website at www.sec.gov. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

9.	Source and Amount of Funds.

The Offer is not subject to any financing condition. Because Statoil has guaranteed the full and timely performance by Purchaser of its obligations under the Merger Agreement, including our payment obligations with respect to the Offer and the Merger, we believe that none of the business performance, financial condition and results of operations of Statoil and Purchaser is material to a decision by a holder of the Shares whether to sell, hold or tender their Shares to Purchaser pursuant to the Offer.

The total amount of funds required by Purchaser to consummate the Offer, purchase all outstanding Shares pursuant to the Offer and the Merger, pay off certain existing Brigham debt and pay all related fees and expenses is approximately $4.7 billion. Statoil expects to fund such cash requirements from its available cash.

Purchaser does not believe that its financial condition is relevant to a decision by a holder of Shares whether to tender such Shares in the Offer because (i) the consummation of the Offer is not subject to any financing condition, (ii) the Offer is being made for all outstanding Shares solely for cash, (iii) if the Offer is consummated, Purchaser will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price) and (iv) Purchaser, through Statoil, has sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger in light of Statoil’s financial capacity in relation to the amount of consideration payable and Statoil’s guarantee of Purchaser’s full and timely performance under the Merger Agreement, including Purchaser’s payment obligations with respect to the Offer and the Merger.

10.	Background of the Offer; Past Contacts or Negotiations with Brigham.

References to Statoil below in certain cases may be references to Statoil, Purchaser or other entities that are affiliates of Statoil.

Background of the Offer

As part of Statoil’s ongoing evaluation of its business strategy, Statoil regularly seeks new growth opportunities in unconventional oil and gas, including shale plays in the United States. As part of this evaluation, Statoil screened and identified potential companies with significant operations in the geographic areas of interest for Statoil. Brigham was among those companies screened as a potential acquisition target.

On or about December 13, 2010, a senior member of Statoil’s business development group discussed Statoil’s potential interest in acquiring acreage in the Bakken formation in North Dakota with a representative of Jefferies & Company, Inc. (“Jefferies”). Jefferies had been engaged by Brigham to contact potential purchasers of Brigham. The day after this discussion, representatives of Jefferies presented the senior member of Statoil’s business development group with a summary proposal for the potential acquisition of Brigham.

Statoil expressed an interest in exploring the potential acquisition and on December 29, 2010, after negotiations with Jefferies, on behalf of Brigham, Brigham and Statoil entered into a confidentiality agreement. The confidentiality agreement contained customary standstill provisions imposing, among others, restrictions on Statoil’s ability to acquire or offer to acquire Brigham assets or shares for one year, subject to certain exceptions. See Section 11 — “Merger Agreement; Other Agreements — Confidentiality Agreement.”

On January 25, 2011, Statoil was given access to a virtual data room containing due diligence information about Brigham and its assets. During the remainder of January and continuing into February 2011, Statoil continued its internal evaluation of Brigham and by the first week of February, Statoil informed Jefferies that it had received the internal support of its senior management to continue pursuing a possible acquisition of Brigham. The parties arranged for representatives of Statoil to attend a management presentation in Austin, Texas on February 22, which was intended to advance Statoil’s analysis of Brigham.

On February 18, 2011, Jefferies, on behalf of Brigham, requested that Statoil and other potential buyers submit a non-binding indication of interest by March 10, 2011 if it wished to continue to pursue an acquisition of Brigham.

In the days leading up to the March 10, 2011 deadline for the submission of non-binding indications of interest, Statoil informed Brigham that it would not be able to complete its internal evaluation process in time to submit a non-binding indication of interest on March 10 but that it intended to finalize its internal evaluation as quickly as practicable.

On or about March 14, 2011, Jefferies informed Statoil that the Brigham Board had met on March 11, 2011 and had agreed that Brigham would consider an offer from Statoil if Statoil was able to finalize its internal evaluation quickly.

On April 1, 2011, Jefferies, on behalf of Brigham, contacted Mr. John Knight, Statoil’s Executive Vice President Global Strategy and Business Development, and a senior member of Statoil’s business development group to determine the status of Statoil’s evaluation. Statoil’s representatives stated that Statoil needed additional time to complete its evaluation.

On April 14, 2011, a representative of Statoil contacted Jefferies to inform it that Statoil was continuing its evaluation and to request additional information. Statoil confirmed that its management supported continued discussions with Brigham and suggested a meeting with Mr. William Maloney, Statoil’s Executive Vice President Development and Production North America, and other representatives of Statoil and members of the Brigham management team.

On April 28, 2011, representatives of both companies met in Austin, Texas, including Mr. Maloney and Mr. Ben M. “Bud” Brigham, Brigham’s President, Chief Executive Officer and Chairman of the Board. Statoil’s personnel participated in presentations by Brigham, which covered various areas of Brigham’s business. During the meetings, the parties discussed issues related to a potential acquisition of Brigham, including the importance of the retention of Brigham employees given their operational expertise.

On May 9, 2011, Statoil engaged Tudor, Pickering, Holt & Co. Securities Inc. to assist it in its evaluation of a potential acquisition of Brigham.

On May 13, 2011, at a regular meeting of the Board of Directors of Statoil (the “Statoil Board”), Statoil’s senior management informed the Statoil Board that Statoil was evaluating a potential acquisition of Brigham and that Statoil was engaged in negotiations with Brigham regarding the terms of a non-solicitation arrangement, which included Statoil’s insistence that the agreement include a period of exclusivity during which Brigham could not, among other things, initiate or solicit or knowingly encourage any inquiry, proposal or offer for the acquisition of Brigham (the “Exclusivity Period”).

On May 18, 2011, Statoil sent Jefferies a proposed timeline, which included the timing of internal approvals necessary for Statoil to submit a written offer at the end of June or early July. In addition, the timeline included continued negotiation of and entry into a non-solicitation agreement that would provide for an Exclusivity Period. Statoil also sent a proposed form of non-solicitation agreement. Statoil reported that it would require such an agreement before expending significant resources towards a possible transaction.

On May 30, at a regular scheduled meeting of the Statoil Board, Mr. Helge Lund, Statoil’s President and Chief Executive Officer, informed the Statoil Board that Statoil’s management was exploring a possible acquisition of Brigham.

On June 3, 2011, Statoil engaged Goldman, Sachs & Co. (“Goldman”) to assist it in its evaluation of a potential acquisition of Brigham.

On June 9, 2011, Mr. Knight and Mr. Maloney updated the Statoil Board regarding progress towards a potential transaction and areas of particular focus for the continuing due diligence effort.

On June 13 and 14, 2011, Messrs. Bud Brigham, David B. Brigham, Brigham’s Executive Vice President Land and Administration, Eugene B. Shepherd, Jr., Brigham’s Executive Vice President and Chief Financial Officer, Lance Langford, Brigham’s Executive Vice President Operations, Jeffery E. Larson, Brigham’s Executive Vice President Exploration, and other members of Brigham’s management met with Mr. Torgrim Reitan, Statoil’s Executive Vice President and Chief Financial Officer, Mrs. Margareth Øvrum, Statoil’s Executive Vice President Technology, Projects and Drilling, Mr. Eldar Sætre, Statoil’s Executive Vice President Marketing, Processing and Renewable Energy and other members of Statoil’s senior management in Statoil’s offices in Stavanger, Norway to assist Statoil in its analysis of the potential operational benefits that could be realized through an acquisition of Brigham.

On June 17, 2011, the parties executed a non-solicitation agreement (the “Non-Solicitation Agreement”) that provided for an Exclusivity Period through July 15, 2011. See Section 11 — “Merger Agreement; Other Agreements — Non-Solicitation Agreement.” After the non-solicitation agreement was executed, Statoil continued its due diligence process.

On June 20, 2011, Messrs. Lund, Knight and Maloney met over dinner in New York, New York with Messrs. Bud Brigham, Shepard, Langford, David Brigham and Larson. The discussions focused on operations, development program and due diligence. There was no discussion of a potential purchase price at this meeting.

On June 28 and 29, 2011, senior personnel of Statoil’s human resources organization met with various officers and employees of Brigham’s human resources department in Austin, Texas to discuss human resources issues and retention of Brigham’s employees.

On July 15, 2011, the Exclusivity Period granted to Statoil pursuant to the Non-Solicitation Agreement expired. During the remainder of July and continuing through the first half of August, 2011, Statoil continued its due diligence on Brigham, but no significant discussions took place.

On July 27, 2011, at a regular meeting of the Statoil Board, Mr. Lund provided the Statoil Board with an update of developments and progress towards a potential acquisition of Brigham. Mr. Lund discussed Statoil’s due diligence effort and other aspects of a possible acquisition.

On August 19, 2011, Mr. Bud Brigham and other members of Brigham’s senior management met in Houston, Texas with Mr. Maloney and other representatives of Statoil to discuss Brigham’s ongoing operations.

On September 8, 2011, Mr. Maloney met with Mr. Bud Brigham, Mr. Langford and Mr. Larson in Austin, Texas to discuss operations, personnel and due diligence.

On September 13, 2011, at a regular meeting of the Statoil Board, Mr. Lund and a senior member of Statoil’s business development group gave a presentation to the Statoil Board on valuation of Brigham and integration plans should an acquisition occur. The Statoil Board supported moving forward with exploring and negotiating a potential acquisition of Brigham.

On September 30, 2011, at a special meeting of the Statoil Board, Mr. Lund discussed with the Statoil Board the strategic fit and main challenges of a potential acquisition of Brigham and commented on the timing of a possible transaction in the present and expected future financial environment. The Statoil Board unanimously authorized Mr. Lund on behalf of Statoil to make a cash offer for the purchase of all outstanding shares of common stock of Brigham and to negotiate and execute a merger agreement and related ancillary documentation with Brigham.

On October 3, 2011, Mr. Lund spoke with Mr. Bud Brigham by telephone to inform him that Statoil would be making an offer to acquire Brigham for $34.50 per share by means of a cash tender offer followed by a second step merger. Mr. Lund delivered Statoil’s non-binding written offer to Mr. Bud Brigham later in the day. In addition, Statoil also distributed a draft of an Agreement and Plan of Merger to Brigham.

On October 4, 2011, Mr. Lund received a phone call from Mr. Bud Brigham. Mr. Bud Brigham explained that the Brigham Board believed that a price per share of $40 was reasonable and discussed the reasons for this belief. Mr. Lund suggested that perhaps negotiations of a potential acquisition should cease. After additional discussion, Mr. Lund and Mr. Bud Brigham agreed to continue their discussion on October 5. Separately on October 4, 2011, representatives of Statoil proposed that the parties continue to negotiate the Agreement and Plan of Merger in parallel with the negotiations regarding a price per share.

On October 5, 2011, Mr. Lund and Mr. Bud Brigham spoke by telephone and agreed to continue discussions regarding price and to work toward completing due diligence, negotiate the definitive agreements, and to work towards resolution of all open issues or termination of the process within the next two weeks.

On October 7, 2011, Thompson & Knight LLP (“Thompson & Knight”), Brigham’s outside legal counsel, distributed a revised draft of the Merger Agreement to Vinson & Elkins L.L.P. (“Vinson & Elkins”), Statoil’s outside legal counsel.

Late in the evening on October 10, 2011, Vinson & Elkins sent Thompson & Knight a revised draft of the Merger Agreement responding to Brigham’s revisions.

On October 11 and 12, 2011, there were discussions between Vinson & Elkins and Thompson & Knight to negotiate the terms and conditions set forth in the draft of the Merger Agreement (other than price) as well as to determine the timeline for delivering ancillary documents and for finalizing the Merger Agreement.

On October 11, 2011, Jefferies and Goldman discussed Statoil’s $34.50 per share offer price. Goldman indicated that Statoil might be prepared to increase its offer from $34.50 per share, but that a substantial increase was unlikely.

On October 11, 2011, Mr. Bud Brigham contacted Mr. Lund by email requesting an in-person meeting at a neutral location. Mr. Lund agreed and the parties agreed to meet in London, England on October 14, 2011.

On October 13, 2011, Thompson & Knight distributed a revised draft of the Merger Agreement to Vinson & Elkins.

On October 14, 2011, Vinson & Elkins distributed a draft of the Tender Agreement to Thompson & Knight. On that same day, Vinson & Elkins had discussions with Thompson & Knight via conference call to discuss the Agreement and Plan of Merger. The parties and their counsels negotiated and substantially agreed to the form of the Agreement and Plan of Merger other than certain key terms, including the length of the initial tender offer period, the termination fee and the period during which Statoil would be able to match a competing offer. Thompson & Knight also distributed a draft of the disclosure schedules related to the Merger Agreement to Vinson & Elkins.

On October 14, 2011, Mr. Lund and Mr. Bud Brigham met in London to discuss valuation and price. During these discussions, Mr. Lund increased Statoil’s offer to $36.50 per share. Following a special meeting of the Brigham Board, Mr. Bud Brigham informed Mr. Lund that the Brigham Board had preliminarily agreed to the price provided that agreement could be reached on the remaining open terms in the Agreement and Plan of Merger.

On October 15, 2011, management of both parties, along with their outside counsels, continued to negotiate the remaining key terms of the Merger Agreement. Statoil was seeking a termination fee of 4% of equity value while Brigham sought a termination fee of 1.5% of equity value.

On October 15, 2011, Vinson & Elkins distributed a revised draft of the Merger Agreement and related disclosure schedules to Thompson & Knight. On that same day, Thompson & Knight and Vinson & Elkins exchanged drafts of the Tender Agreement. Throughout October 15, 2011, Statoil and Vinson & Elkins, on the one hand, and Brigham and Thompson & Knight, on the other hand, participated in numerous discussions to negotiate the final terms of the Agreement and Plan of Merger and the related ancillary documents, including the disclosure schedules relating to the draft Merger Agreement and the Tender Agreement. On October 15, 2011, Vinson & Elkins also distributed a revised draft of the Tender Agreement to Thompson & Knight.

During the day on October 16, 2011, management and Vinson & Elkins continued negotiating the remaining open provisions in the Merger Agreement, including the length of the initial tender offer period, the amount of the termination fee and the period during which Statoil would be able to match a competing offer, which Statoil and Brigham ultimately agreed would be 3.1% of equity value. Statoil representatives and Messrs. Larson and Langford negotiated employment agreements, and Messrs. Bud Brigham, David Brigham and Shepherd negotiated consulting agreements.

The Merger Agreement and the related ancillary documents, including the Tender Agreement, were executed in the early morning on October 17, 2011 and each party issued a press release announcing the transaction.

Past Contacts, Transactions, Negotiations and Agreements.

For information on the Merger Agreement and the other agreements between Purchaser and Brigham and their respective related parties, see Section 8 — “Certain Information Concerning Statoil and Purchaser” and Section 11 — “The Merger Agreement; Other Agreements.”

11.	The Merger Agreement; Other Agreements.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Statoil and Purchaser — Available Information.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Statoil, Purchaser and Brigham or any of their respective affiliates contained in this Offer to Purchase or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Statoil, Purchaser and Brigham or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Statoil, Purchaser and Brigham were qualified and subject to important limitations agreed to by Statoil, Purchaser and Brigham in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Offer

The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable but in any event before October 31, 2011, and that, subject to the satisfaction of the HSR Condition, the Minimum Condition and other conditions that are described in Section 15 — “Conditions to the Offer,” Statoil will cause Purchaser to accept for payment, and Purchaser will accept for payment, all Shares validly tendered and not properly withdrawn promptly following the Expiration Date The initial Expiration Date will be 12:00 midnight, New York City time, at the end of Wednesday, November 30, 2011.

Terms and Conditions of the Offer

The obligations of Purchaser to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15 — “Conditions to the Offer.” The Offer conditions are for the sole benefit of Purchaser, and Purchaser may waive any of the conditions described in Section 15 — “Conditions to the Offer” and to make any other changes in the terms and conditions of the Offer, provided that Purchaser may not (i) waive or modify the HSR Condition or the Minimum Condition, (ii) change the form of consideration to be paid in the Offer, (iii) decrease the Offer Price or the number of Shares sought in the Offer, (iv) extend the Offer, other than in a manner contemplated by the Merger Agreement, (v) amend or modify the other conditions to the Offer described in Section 15 — “Conditions to the Offer” in any manner adverse to Brigham stockholders, or impose additional or different conditions to the Offer, or (vi) reduce the initial time period during which the Offer will remain open.

For purposes of the Merger Agreement, including the exercise of the Top-Up Option, and the Offer, unless mutually agreed by Statoil and Brigham, any Shares subject to notices of guaranteed delivery will be deemed not to be validly tendered to Purchaser pursuant to the Offer unless and until the Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Purchaser.

Extensions of the Offer; Subsequent Offering Period

The Merger Agreement provides that Purchaser will extend the Offer for any period required by any applicable laws or orders, or any rule or regulation of the NASDAQ that is applicable to the Offer. In addition, Purchaser may, and if requested in writing by Brigham will, extend the Offer for periods of not more than 10 business days each, if at any scheduled Expiration Date any of the conditions to Purchaser’s obligation to purchase Shares in the Offer set forth in Section 15 — “Conditions to the Offer” is not satisfied or waived unless the Merger Agreement has been earlier terminated in accordance with its terms. In no event may the expiration date be extended by this provision to a date later than the Outside Date. If the Acceptance Time has occurred and Purchaser has paid for all Shares validly tendered and not properly withdrawn pursuant to the Offer and Purchaser does not beneficially own, together with Statoil, at least 90% of the then-outstanding Shares on a fully diluted basis (without giving effect to the exercise of the Top-Up Option), Purchaser may elect to provide one or more subsequent offering periods immediately following the Expiration Date in accordance with Rule 14d-11 under the Exchange Act of not less than three business days and up to 10 business days (or such longer period as agreed to by Statoil, Purchaser and Brigham).

Recommendation

The Brigham Board has, at a meeting duly called and held, unanimously (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to and in the best interests of Brigham and its stockholders, (2) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (3) recommended that the stockholders of Brigham accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by applicable law, approve and adopt the Merger Agreement and the Merger (the “Company Recommendation”).

Brigham’s Board

As of the Acceptance Time and provided the Minimum Condition has been satisfied, Statoil will be entitled to elect or designate a number of directors, rounded up to the next whole number, to the Brigham Board that is equal to the total number of directors on the Brigham Board (giving effect to the increase described in this sentence) multiplied by the percentage that the number of Shares beneficially owned by Statoil, Purchaser and their affiliates (including Shares accepted for payment and paid for pursuant to the Offer) bears to the total number of Shares then outstanding, and Brigham will cause Statoil’s designees to be elected or appointed to the Brigham Board, including, at the election of Statoil, by increasing the size of the Brigham Board or by seeking and accepting or otherwise securing resignations from such number of incumbent directors as is necessary to enable Statoil’s designees to be elected or appointed to the Brigham Board. From time to time after the Acceptance Time, at the request of Statoil, Brigham will, to the extent permitted by applicable law and its certificate of incorporation, cause individuals designated by Statoil to constitute substantially the same percentage of members, rounded up to the next whole number, as is on the Brigham Board on (i) each committee of the Brigham Board, (ii) each board of directors of each subsidiary of Brigham and (iii) each committee of each such board of directors of each subsidiary of Brigham, in each case to the extent permitted by applicable law and the continued listing requirements of the NASDAQ. If necessary, Brigham will amend or cause to be amended, its bylaws to comply with these obligations.

In addition, Statoil and Brigham have agreed that, from the Acceptance Time until the Effective Time, Brigham will use its reasonable best efforts to cause the Brigham Board to always have at least three directors who are directors as of the date of the Merger Agreement, who are Continuing Directors. However, if the number of Continuing Directors is reduced below three for any reason, the remaining Continuing Director(s) will be entitled to designate any other person who is not an affiliate or employee of Statoil or any of its subsidiaries to fill such vacancies and such person will be deemed to be a Continuing Director. Further, pursuant to the Merger Agreement, Continuing Directors will be required to fill any vacancies as soon as practicable, but in any event within 10 business days and that if no such Continuing Director is appointed during such time, Statoil will designate the Continuing Director to fill the vacancy. However, if no Continuing Director remains, the other directors of the Brigham Board will designate three persons who are not affiliates, consultants, representatives or employees of Statoil or any of its subsidiaries to fill such vacancies and such persons will be deemed to be Continuing Directors for purposes of the Merger Agreement. Following the election or appointment of Statoil’s designees to the Brigham Board and until the Effective Time, a majority vote of the Continuing Directors will be required for Brigham to authorize (i) any amendment or termination of the Merger Agreement by Brigham, (ii) any amendment of the Merger Agreement requiring action by the Brigham Board, (iii) any extension of the time for the performance of any of the obligations or actions under the Merger Agreement by Statoil or Purchaser, (iv) any exercise, enforcement or waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Brigham, (v) the taking of, or failure to take, any other action by Brigham in connection with the Merger Agreement and (vi) except as provided in the Merger Agreement, to amend the governing documents of Brigham. See Section 12 — “Purpose of the Offer; Plans for Brigham — Plans for Brigham.”

Top-Up Option

Brigham has granted to Purchaser an irrevocable option (the “Top-Up Option”), which Purchaser may exercise at any one time after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement. The Top-Up Option grants Purchaser the option to purchase from Brigham at a price per Share equal to the Offer Price the number of authorized and unissued Shares (the “Top-Up Shares”) that, when added to the number of Shares owned by Statoil and/or Purchaser at the time of such exercise, constitutes 100 Shares more than the number of Shares necessary for Purchaser to be merged into Brigham without a vote or consent of Brigham’s stockholders in accordance with Section 253 of the DGCL, which is called a “short-form” merger. However, in no event will the Top-Up Option be exercisable (i) unless immediately after such exercise and the issuance of Shares pursuant to the Top-Up Option, Purchaser would own more than the number of Shares necessary for Purchaser to effect such a “short-form” merger (assuming the issuance of the Top-Up Shares), and (ii) for a number of Shares in excess of the number of

Brigham’s then-authorized and unissued Shares together with Shares held by Brigham as treasury Shares. The Top-Up Option is intended to expedite the timing of the consummation of the Merger (after consummation of the Offer, at which time Brigham would be a majority-owned subsidiary of Statoil, who would have the requisite voting power to cause stockholder adoption of the Merger Agreement, even without exercise of the Top-Up Option) by permitting the Merger to occur pursuant to Delaware’s “short-form” merger statute, Section 253 of the DGCL, without a vote or consent of Brigham’s stockholders.

If the Top-Up Option is exercised, Purchaser will pay to Brigham the aggregate purchase price owed by Purchaser to Brigham to purchase that number of newly issued, fully paid and nonassessable Top-Up Shares, at Purchaser’s option, (i) entirely in cash or (ii) by (x) paying in cash an amount equal to not less than the aggregate par value of the purchased Top-Up Shares and (y) executing and delivering to Brigham an unsecured promissory note, with such terms as specified in the Merger Agreement, having a principal amount equal to the remainder of the purchase price.

For the avoidance of doubt, the parties to the Merger Agreement have agreed and acknowledged that, in any appraisal proceeding with respect to the Merger and to the fullest extent permitted by applicable law, the Surviving Corporation will not assert that the fair value of Shares subject to the appraisal proceeding in accordance with Section 262 of the DGCL should be considered with regard to the Top-Up Option, the Top-Up Shares or any cash or promissory note delivered by Purchaser to Brigham in payment for Top-Up Shares.

The Merger

The Merger Agreement provides that subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

•	Purchaser will be merged with and into Brigham and, as a result of the Merger, the separate corporate existence of Purchaser will cease;

•	Brigham will be the Surviving Corporation in the Merger and will become an indirect, wholly owned subsidiary of Statoil; and

•	all of the property, assets, rights, privileges, immunities, powers and franchises of Purchaser and Brigham will vest in Brigham as the Surviving Corporation, and all of the debts, liabilities and duties of Purchaser and Brigham will become the debts, liabilities and duties of Brigham as the Surviving Corporation.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.  At the Effective Time, the certificate of incorporation of Brigham will be amended and restated to read in its entirety as set forth in Annex B to the Merger Agreement and such amended and restated certificate of incorporation will be the certificate of incorporation of the Surviving Corporation until such time that the certificate of incorporation is amended in accordance with the DGCL and such certificate of incorporation. At the Effective Time, the bylaws of Purchaser, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until such time that the bylaws are amended in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws. The directors of Purchaser immediately prior to the Effective Time will become the only directors of the Surviving Corporation at the Effective Time and the officers of Brigham at such time will become the officers of the Surviving Corporation.

Merger Closing Conditions.  The obligations of Statoil and Purchaser, on the one hand, and Brigham, on the other hand, to consummate the Merger are each subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

•	If required under the DGCL, the adoption of the Merger Agreement by the holders of a majority of the outstanding Shares;

•	Purchaser has accepted for payment and paid for all Shares validly tendered and not properly withdrawn pursuant to the Offer; and

•	No governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order or taken any other action that is in effect and makes illegal, restrains, enjoins or otherwise prevents the consummation of the Merger.

Merger Consideration.  At the Effective Time, each Share (each, an “Eligible Share”) that is outstanding immediately prior to such time (other than (i) Shares then owned by Statoil, Purchaser or Brigham or by any of their respective direct or indirect wholly owned subsidiaries and (ii) Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon and less any required withholding taxes.

Payment for Shares.  At or before the Effective Time, Statoil will deposit (or cause Purchaser to deposit) with a bank or trust company reasonably acceptable to Brigham to act as a payment agent for the Merger (the “Payment Agent”) an amount of cash sufficient in the aggregate to provide the funds necessary to pay the aggregate consideration payable in the Merger.

Promptly following the Effective Time, Statoil will cause to be mailed to each holder of record as of the Effective Time (i) a certificate or certificates which immediately prior to the Effective Time represented Shares (“Company Certificates”) or (ii) Shares represented by book-entry (“Company Book-Entry Shares”), in each case, whose Shares were converted into the right to receive the consideration payable in the Merger, which is an amount in cash equal to the Offer Price, (x) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to Company Certificates will pass, only upon proper delivery of Company Certificates to the Payment Agent or, in the case of Company Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (y) instructions for use in effecting the surrender of Company Certificates and Company Book-Entry Shares in exchange for the consideration payable in the Merger. The Payment Agent will pay the consideration payable in the Merger to the holders of Eligible Shares upon surrender of Company Certificates for cancellation to the Payment Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, or delivery to the Payment Agent of an Agent’s Message in respect of Company Book-Entry Shares (or such other evidence, if any, of transfer as the Payment Agent may reasonably request). No interest will be paid or accrued on the consideration payable in the Merger upon the surrender of such Company Certificates and Company Book-Entry Shares.

If any cash deposited with the Payment Agent is not claimed within 180 days following the Effective Time, such cash will be returned to Statoil, upon its demand, and any stockholders who have not theretofore complied with Share exchange procedures in the Merger Agreement will thereafter look only to Statoil for payment of their claims for the consideration payable in the Merger, without interest thereon and less any applicable withholding taxes.

The transmittal instructions will include instructions if the stockholder has lost a Company Certificate or if it has been stolen or destroyed. The stockholder will have to provide an affidavit to that fact and, if required by Statoil, post a bond in a customary amount and upon such terms as may be required by Statoil as indemnity against any claim that may be made against it in respect of such Company Certificate.

Treatment of Brigham Equity Awards

Options.  Prior to the Acceptance Time, Brigham will obtain from the holder of each option to purchase Shares (“Company Options”) granted under Brigham’s stock plans, whether vested or unvested, that remains outstanding immediately prior to the Acceptance Time an agreement that each Company Option will be cancelled and terminated immediately prior to the Effective Time in exchange for the right to receive an amount in cash equal to the product of (i) the aggregate number of Shares issuable upon exercise of such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Offer Price over the exercise price per Share of such Company Option, with the aggregate amount of such payment rounded to the nearest whole cent, less any amount required to be withheld or deducted under any provision of

U.S. federal, state, local or other applicable tax law. Brigham will pay these cash payments to the holders of Company Options at or promptly after the Effective Time.

Restricted Shares.  Each outstanding award of restricted shares (“Restricted Shares”) that vests as of or prior to the Acceptance Time will be treated as Shares for all purposes of the Merger Agreement and may be tendered to Purchaser pursuant to the Offer. Each Restricted Share that has not vested prior to the Effective Time, will vest and all restrictions will be removed from the Restricted Shares effective immediately prior to the Effective Time so that all Restricted Shares will be treated as Shares for all purposes of the Merger Agreement from and after the date of such vesting, and the holders of such shares will be entitled to receive an amount per share in cash equal to the Offer Price.

Representations and Warranties

The Merger Agreement contains representations and warranties of Statoil, Purchaser and Brigham. Some of the representations and warranties in the Merger Agreement made by Brigham are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means a state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences), that is:

(a) materially adverse to the financial condition, results of operations, properties, assets, liabilities or business of Brigham and its subsidiaries, taken as a whole; except to the extent arising or resulting from or caused by any of the following, which will be excluded from consideration (unless in the case of the following clauses (i), (ii), (iii), (iv) and (vi), such state of facts, change, event, effect or occurrence materially and disproportionately impacts Brigham and its subsidiaries, taken as whole, as compared to other persons or businesses engaging principally in the industry which Brigham or its subsidiaries operate):

(i) changes in national or international economic or political conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America;

(ii) any earthquakes, tornados, floods or other natural disasters in the United States;

(iii) changes in general financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index);

(iv) changes in generally accepted accounting principles, as applied in the United States (“GAAP”), or applicable law or the interpretation thereof, other than with respect to changes to applicable law related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Company Material Adverse Effect);

(v) the taking of any action required by the Merger Agreement or resulting from the execution and announcement of, or pendency of the transactions contemplated by, the Merger Agreement, including any adverse change in customer, distributor, employee, supplier, financing source or joint venture partner or similar relationships, including as a result of the identity of Statoil, provided that this clause (v) will not qualify any representation or warranty or related condition requiring disclosure based on the consummation of the transactions contemplated by the Merger Agreement;

(vi) changes generally affecting the oil and gas exploration, development and production industry (including changes in oil, gas or other commodity prices and general market prices and changes in costs of supplies, oil field services or other operating costs), other than related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Company Material Adverse Effect);

(vii) the failure to meet or exceed any projection or forecast or estimates of revenue, earnings or other operating metrics for any period, the downgrade in rating of any debt securities of Brigham by Standard & Poor’s Rating Group, Moody’s Investor Services, Inc. or Fitch Ratings, or changes in the price or trading volume of Brigham’s stock, provided that the underlying circumstances giving rise to the failure, downgrade or changes referred to in this clause (vii) may be taken into account in determining whether there has been a Company Material Adverse Effect; or

(viii) fluctuations in currency exchange rate; or

(b) materially adverse to the ability of Brigham to consummate the transactions contemplated by the Merger Agreement on a timely basis.

In the Merger Agreement, Brigham has made customary representations and warranties to Statoil and Purchaser with respect to, among other things:

•	the organization, valid existence, good standing and qualification to do business of Brigham;

•	corporate authorization to enter into, and validity and enforceability of, the Merger Agreement and corporate power and authority to obtain stockholder approval to adopt the Merger Agreement and the transactions contemplated thereby if required by applicable law;

•	the execution of the Merger Agreement and the performance by Brigham of its obligations thereunder, which will not (i) violate or conflict with the organizational or governing documents of Brigham and its subsidiaries, certain material agreements of Brigham and its subsidiaries (assuming certain consents set forth in the Merger Agreement are obtained) or applicable laws, or (ii) result in the creation of any liens upon any assets or properties of Brigham or its subsidiaries (other than as permitted by the Merger Agreement);

•	required government filings, approvals and notices to consummate the Merger Agreement and the transactions contemplated thereby;

•	Brigham’s capitalization;

•	the organization, valid existence, good standing, qualification and capitalization of Brigham’s subsidiaries;

•	Brigham’s SEC reports;

•	Brigham’s financial statements;

•	the absence of certain undisclosed liabilities of Brigham and its subsidiaries;

•	Brigham’s and its subsidiaries’ compliance with applicable laws;

•	Brigham’s and its subsidiaries’ possession of all governmental licenses and permits necessary to conduct their respective businesses;

•	the absence of any litigation pending or threatened against Brigham, its subsidiaries or their respective assets that would result in a Company Material Adverse Effect;

•	the establishment and maintenance by Brigham of internal controls over financial reporting and disclosure controls and procedures;

•	material contracts of Brigham and its subsidiaries and the absence of any defaults under material contracts;

•	real and personal property of Brigham and its subsidiaries;

•	oil and gas properties of Brigham and its subsidiaries;

•	the accuracy of certain material data provided by Brigham to unaffiliated persons in connection with the preparation of reports by such persons estimating Brigham’s proved oil and gas reserves, the consistency of those reports with Brigham’s own evaluation of its reserves and the absence of certain changes with respect to those reports;

•	intellectual property rights of Brigham and its subsidiaries, including absence of infringement of rights of others;

•	employment matters of Brigham and its subsidiaries;

•	employee benefits matters of Brigham and its subsidiaries, including the status of employee benefit plans;

•	tax matters of Brigham and its subsidiaries;

•	environmental matters of Brigham and its subsidiaries;

•	insurance coverage of Brigham and its subsidiaries;

•	parties entitled to financial advisory fees based on Brigham’s arrangements;

•	the accuracy of information supplied by Brigham for inclusion in this Offer to Purchase, and the absence of material untrue statements or omissions in the Schedule 14D-9 and any proxy or information statement relating to the Merger;

•	the absence of certain changes or events of Brigham and its subsidiaries since the Company Balance Sheet Date (as defined in the Merger Agreement); and

•	the receipt by the Brigham Board of an opinion from Jefferies & Company, Inc. dated October 16, 2011 to the effect that, as of such date the Offer Price to be received by the holders of Shares in the Offer and the Merger is fair, from a financial point of view, to such holders.

In the Merger Agreement, Statoil and Purchaser have made customary representations and warranties to Brigham with respect to, among other things:

•	the organization, valid existence, good standing and qualification to do business of Statoil and Purchaser;

•	corporate authorization to enter into, and validity and enforceability of, the Merger Agreement;

•	the execution of the Merger Agreement and the performance by Statoil and Purchaser of their respective obligations thereunder, which will not violate or conflict with their respective organizational or governing documents, certain of their respective material agreements (assuming certain consents set forth in the Merger Agreement are obtained) or applicable laws;

•	required government filings, approvals and notices to consummate the Merger Agreement and the transactions contemplated thereby;

•	the accuracy of information supplied by Statoil and Purchaser for inclusion in the Schedule 14D-9 and any proxy or information statement relating to the Merger, and the absence of material untrue statements or omissions in this Offer to Purchase;

•	parties entitled to financial advisory fees based on Statoil and Purchasers’ arrangements;

•	the formation of Purchaser solely for the purpose of engaging in the transactions contemplated by the Merger Agreement; and

•	availability of funds necessary to perform their respective obligations under the Merger Agreement, including the payment of the aggregate Offer Price and consideration payable in the Merger.

None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger except to the extent such representation or warranty contemplates by its term that performance will occur after the Effective Time.

Conduct of Business of Brigham

The Merger Agreement provides that, except as otherwise expressly authorized by the Merger Agreement, as consented to in writing by Statoil (which cannot be unreasonably withheld, delayed or conditioned) or as previously disclosed to Statoil in connection with entering into the Merger Agreement, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, Brigham has agreed to (and to cause each of its subsidiaries to):

•	preserve intact their current, respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted through the date of the Merger Agreement and use all reasonable best efforts to preserve their relationships with customers, suppliers and others having business dealings with it, in each case to the end that its goodwill and ongoing business will not be impaired in any material respect at the Effective Time and

•	preserve their workforce intact as such workforce exists as of the date of the Merger Agreement; provided, however, that nothing in these requirements will prevent Brigham or any of its subsidiaries from terminating the employment of an employee or hiring an individual to provide services with respect to Brigham’s business so long as such termination or hiring (i) is consistent with the operation of Brigham’s business in the ordinary course of business as conducted on the date of the Merger Agreement and (ii) occurs after providing Statoil and Purchaser with prior written notice of such anticipated termination or hiring.

Without limiting the generality of the above requirements:

•	Except for transactions solely among Brigham and its wholly-owned subsidiaries, Brigham will not and it will use its reasonable best efforts not to permit any of its subsidiaries to:

•	declare, set aside or pay any dividends on or make other distributions (whether in cash, stock, property or otherwise) in respect of any capital stock or interests in Brigham or any of its subsidiaries;

•	split, combine or reclassify any capital stock or interests in Brigham or any of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or interests in Brigham or any of its subsidiaries, or otherwise authorize, recommend or propose any material change in Brigham’s or any of its subsidiaries’ capitalization;

•	repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any shares of capital stock or interests in Brigham or any of its subsidiaries, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing employee benefit plan; or

•	enter into any contract with respect to the voting of any shares of the capital stock or interests in Brigham or any of its subsidiaries.

•	Brigham will not, and it will use its reasonable best efforts not to permit any of its subsidiaries to, offer, issue, deliver, sell, pledge or otherwise encumber or subject to any lien (including inchoate liens), pledge, hypothecation, charge, mortgage, security interest, lease, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset (collectively defined as “Liens”) (other than a Permitted Lien (as defined in the Merger Agreement)), or authorize or propose to offer, issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than a Permitted Lien), any shares of the capital stock of any class of Brigham or any of its subsidiaries, any Voting Debt (as defined in the Merger Agreement) or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt, other voting securities or convertible securities, other than (i) the issuance of Shares upon the exercise of stock options granted under Brigham’s 1997 Incentive Plan, the

1997 Director Stock Option Plan, as amended, and any other compensatory plans or contracts of Brigham, including any equity plans or contracts assumed by Brigham pursuant to a merger, acquisition or similar transaction (the “Brigham Stock Plans”) that were outstanding on the date of the Merger Agreement, or in satisfaction of stock grants or stock based awards made prior to the date hereof pursuant to the Brigham Stock Plans and (ii) issuances by a wholly owned subsidiary of Brigham of such subsidiary’s capital stock to its parent.

•	Brigham will not adopt or propose any amendments to Brigham’s or any subsidiary’s organizational documents.

•	Other than as may be necessary or required by law to consummate the transactions contemplated by the Merger Agreement or dispositions of Hydrocarbons (as defined in the Merger Agreement) and/or leasehold trades in the ordinary course of business, Brigham will not, and it will not permit any of its subsidiaries to, sell, assign, license, transfer, convey, lease (whether such lease is an operating or capital lease), encumber or subject to any Lien (other than a Permitted Lien or any Lien that will be released at or prior to the Effective Time) or otherwise dispose of, or agree to do any of the foregoing with respect to, any of its assets (including the capital stock or other equity interests in any subsidiary of Brigham); provided that the foregoing will not prohibit Brigham and its subsidiaries from (x) disposing of assets having a fair market value of less than $30,000,000 in the aggregate or (y) selling, assigning, licensing, transferring, conveying, leasing or disposing of obsolete equipment or assets being replaced, in each case of clauses (x) and (y) in the ordinary course of business consistent with past practice or (z) closing of sales for which contracts were entered into prior to the date of the Merger Agreement and disclosed to Statoil in connection with entering into the Merger Agreement.

•	Except as otherwise permitted or contemplated by the Merger Agreement, Brigham will not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Brigham or any of its subsidiaries.

•	Brigham will not and will not permit any of its subsidiaries to, make any material changes in their accounting methods, principles or practices, except as required by law, rule, regulation or GAAP.

•	Brigham will not and will not permit any of its subsidiaries to, enter into any agreement or arrangement with any of their respective affiliates, other than with wholly owned subsidiaries of Brigham, on terms less favorable to Brigham or such subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s length basis.

•	Brigham will, and will cause its subsidiaries to, use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses, and maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by Brigham.

•	Other than leasehold trades, Brigham will not and will not permit any of its subsidiaries to, directly or indirectly acquire in any transaction (i) any equity interest in or business unit of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or (ii) any assets other than assets acquired (A) pursuant to a Permitted Transaction (defined below) or (B) in the ordinary course of business involving not more than $10,000,000 in the aggregate.

•	Brigham will not:

•	make, change or rescind any material express or deemed election relating to taxes (including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where Brigham has the capacity to make such binding election);

•	change any material annual tax accounting period;

•	file any material amended tax return;

•	enter into any material closing agreement;

•	settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes;

•	surrender any material right to claim a tax refund;

•	consent to the extension or waiver of the limitations period applicable to any material tax claim or assessment, or take or omit to take any other action if such action or omission would have a material and adverse effect on Brigham or Statoil; or

•	change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income tax returns that have been filed for prior taxable years, except as may be required by applicable law or except for changes that are reasonably expected not to materially and adversely affect Brigham or Statoil.

•	Brigham will not and will not permit any of its subsidiaries to:

•	grant any increases in the compensation of any of its directors, officers, employees or other service providers, except increases to employees or service providers who are not directors or officers made in the ordinary course of business and in accordance with past practice;

•	increase any severance or termination pay (including the acceleration in the exercisability of any Company Option or vesting of any Restricted Shares);

•	pay or agree to pay any material pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Employee Plans (as defined in the Merger Agreement), in each case as in effect on the date the Merger Agreement;

•	amend or modify in any material respect, any Employee Plan, except to the extent an amendment or modification is necessary to comply with applicable law or to preserve the intended tax treatment of the benefit;

•	enter into any new, or amend any existing, material employment, severance, retention, change-in-control or termination agreement with any director, officer or employee;

•	grant any options or other awards under the Brigham Stock Plans except for options and awards made to newly hired employees in the ordinary course of business and in accordance with past practice; or

•	become obligated under any new Employee Plan, which was not in existence or approved by Brigham Board prior to the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement if such amendment would have the effect of materially enhancing any benefits thereunder.

•	Brigham will not and will not permit any of its subsidiaries to (such activities described below, collectively the “Permitted Transactions”):

•	except as previously disclosed to Statoil in connection with entering into the Merger Agreement, modify the terms of any existing indebtedness for borrowed money or security issued by Brigham or any subsidiaries of Brigham;

•	incur any indebtedness for borrowed money other than under the Fifth Amended and Restated Credit Agreement dated February 23, 2011, among Brigham Oil & Gas, L.P., Brigham, Brigham, Inc., Bank of America, N.A. and the lenders party thereto;

•	guarantee, assume or otherwise become liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Brigham, any of its subsidiaries, or any other persons;

•	enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of Brigham or any of its subsidiaries in connection with any indebtedness thereof other than Permitted Liens; or

•	make or commit to make aggregate capital expenditures other than capital expenditures made substantially in accordance with Brigham’s October 2011 oil and gas capital expenditure forecast as previously disclosed to Statoil in connection with entering into the Merger Agreement.

•	Brigham will not and will not permit any of its subsidiaries to, discharge or settle any liabilities owed to Brigham or any of its subsidiaries (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $5,000,000 individually or $10,000,000 in the aggregate.

•	Brigham will not and will not permit any of its subsidiaries to, enter into any agreement, arrangement or commitment that limits or otherwise restricts Brigham or any subsidiary of Brigham, or that would reasonably be expected to, limit or restrict Brigham, the Surviving Corporation or any of Brigham’s other subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of (A) Statoil or any of its subsidiaries or (B) Brigham, the Surviving Corporation or any of Brigham’s other subsidiaries.

•	Brigham will not and will not permit any of its subsidiaries to, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party, or fail to enforce, to the fullest extent permitted by law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreement and to enforce specifically the terms and provisions thereof.

•	Brigham will not and will not permit any of its subsidiaries to, enter into any collective bargaining agreement applicable to the employees of Brigham or any of its subsidiaries.

•	Brigham will not and will not permit any of its subsidiaries to, make any loans or advances to any person other than in the ordinary course of business or cancel any material indebtedness for borrowed money owed to Brigham or any of its subsidiaries or waive any claims or rights of substantial value, in each case other than in the ordinary course of business.

•	Except as permitted under these restrictive provisions, Brigham will not and will not permit any of its subsidiaries to, (A) enter into any contract that would be a Company Material Contract (as defined in the Merger Agreement) or (B) terminate or materially amend, modify or waive any provision of any Company Material Contract.

•	Brigham will not, nor will Brigham permit any of its subsidiaries to:

•	transfer, assign, pledge, convey or grant any ownership interest or exclusive license or right to any Company Intellectual Property (as defined in the Merger Agreement), except in the ordinary course of business;

•	grant any material nonexclusive license to any Company Intellectual Property, except in the ordinary course of business;

•	take any action that would, or fail to take any action the failure of which would, directly or indirectly, cause any of Company Intellectual Property to enter the public domain or result in the abandonment, unenforceability or invalidity of any such Company Intellectual Property; or

•	extend, amend or modify any person’s license rights to any Company Intellectual Property, other than in the ordinary course of business.

•	Brigham will not and will not permit any of its subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the above.

No Solicitation

The Merger Agreement provides that Brigham will, and will cause each of its subsidiaries and its and their respective directors and officers and will use reasonable best efforts to cause its employees, affiliates, or any investment banker, attorney, agent or representative (collectively, “Representatives”) to:

•	immediately cease and terminate any solicitation, knowing encouragement, discussions, negotiations or other similar activities with any persons other than Statoil and its Representatives that may be ongoing with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal (as defined below); and

•	immediately revoke or withdraw access of any person other than Statoil and its Representatives to any data room (virtual or actual) containing any non-public information with respect to Brigham or its subsidiaries previously furnished with respect to any Acquisition Proposal and request such person to promptly return or destroy, as elected by Brigham, all confidential information concerning Brigham and its subsidiaries.

In addition, the Merger Agreement provides that Brigham will not and will cause each of its subsidiaries and its and their respective directors and officers and will use reasonable best efforts to cause its Representatives not to, directly or indirectly:

•	solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•	conduct or engage in any discussions or negotiations with, disclose any information or data relating to Brigham or any of its subsidiaries to, or afford access to the business, properties, assets, books or records of Brigham or any of its subsidiaries to, or assist, knowingly facilitate or cooperate with any effort by, any third party with respect to or that is seeking to make or has made, any Acquisition Proposal; or

•	enter into any agreement, including any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any Acquisition Proposal (each, a “Company Acquisition Agreement”) (other than a confidentiality agreement in customary form that contains provisions (including standstill provisions, that are no less favorable to Brigham than those contained in the confidentiality agreement among Statoil, Purchaser and Brigham, made as of December 29, 2010 (an “Acceptable Confidentiality Agreement”) in circumstances described below).

However, the Merger Agreement also provides that Brigham either directly or through its Representatives may conduct or engage in any discussions or negotiations with, disclose any information or data relating to Brigham or any of its subsidiaries to, or afford access to the business, properties, assets, books or records of Brigham or any of its subsidiaries to, or assist, knowingly facilitate or cooperate with any effort by, a third party with respect to, or that is seeking to make, an Acquisition Proposal prior to but not after, the Acceptance Time:

•	if Brigham receives after the date of the Merger Agreement a bona fide, written Acquisition Proposal from such third party (and such Acquisition Proposal was not solicited, initiated, knowingly facilitated or knowingly encouraged (including by way of furnishing information) by Brigham or any of its subsidiaries, or any of its or their respective Representatives, and did not otherwise result from, or was not otherwise facilitated by, any breach of the provisions described in this section); and

•	if and to the extent that before taking any such actions, the Brigham Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that:

•	failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; and

•	such Acquisition Proposal constitutes, or is reasonably expected to lead to, a Superior Proposal (as defined below);

provided that:

•	Brigham will not deliver any information or data to such third party or afford such third party any access prior to entering into an Acceptable Confidentiality Agreement as to such third party and

•	Brigham will, as promptly as practicable (and in any event within 24 hours), provide to Statoil a copy of such executed Acceptable Confidentiality Agreement.

Brigham agrees that it will, substantially concurrently with delivery to the third party, provide to Statoil any information concerning Brigham or its subsidiaries that is provided to any third party in connection with any Acquisition Proposal which information was not previously provided to Statoil.

The Merger Agreement provides that Brigham will, as promptly as practicable (and in any event within 24 hours after receipt), advise Statoil orally and in writing of any request for information or any Acquisition Proposal received from any person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Brigham will, as promptly as practicable (and in any event within 24 hours after receipt), provide to Statoil copies of any written materials received by Brigham in connection with any of the foregoing, and the identity of the third party making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Merger Agreement also provides that Brigham will keep Statoil informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably current basis (and in any event within 24 hours) and will notify Statoil of the status of such Acquisition Proposal. Brigham agreed in the Merger Agreement that it and its subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date of the Merger Agreement which prohibits Brigham from providing any information to Statoil in accordance with the provisions described in this section. From and after the date of the Merger Agreement, Brigham agreed that it will not grant any waiver, amendment or release under any standstill agreement without the prior written consent of Statoil, and Brigham will use its reasonable best efforts to enforce any such agreement at the request of or on behalf of Statoil, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, damages.

The Merger Agreement provides that neither the Brigham Board nor any committee thereof will (i) fail to make, change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Statoil, the Company Recommendation, (ii) fail to recommend against acceptance of any tender offer or exchange offer for the Shares (other than the Offer) within 10 business days after commencement of any such offer, (iii) take any action or make any recommendation or public statement in connection with any such offer, (iv) adopt, approve or recommend, or publicly propose to approve or recommend an Acquisition Proposal, (v) make any public statement inconsistent with the Company Recommendation, (vi) resolve or agree to take any of the actions described in subclauses (i) through (v) above (actions described in subclauses (i) through (vi) being referred to as a “Company Adverse Recommendation Change”).

However, the Merger Agreement also provides that prior to, but not after, the Acceptance Time, the Brigham Board may make a Company Adverse Recommendation Change if prior to taking such action, the Brigham Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that (A) in the case of an Acquisition Proposal, such Acquisition Proposal, constitutes a Superior Proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law or (B) in response to a material event or circumstance (other than the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof) affecting the business, results of operations or financial condition of Brigham and its subsidiaries, taken as a whole, that was not known to the Brigham Board on the date of the Merger Agreement (or if known, the consequences of which were not reasonably foreseeable by the Brigham Board as of the date of the Merger Agreement), which event or circumstance, or any material consequences thereof becomes known to the Brigham Board prior to the

Acceptance Time (an “Intervening Event”), and in the absence of an Acquisition Proposal, that failure to take such action in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable law. The Merger Agreement provides that the Brigham Board will not make a Company Adverse Recommendation Change pursuant to subclause (A) in the preceding sentence unless prior to taking such action (i) Brigham has given Statoil at least three business days prior written notice of its intention to take such action (which notice will specify the material terms and conditions of any such Superior Proposal (including the identity of the person making such Superior Proposal), and has contemporaneously provided to Statoil a copy of any proposed transaction agreements with the person making such Superior Proposal, (ii) Brigham has negotiated, and has caused its Representatives to negotiate, in good faith with Statoil during such notice period to enable Statoil to revise the terms of the Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and (iii) Brigham has complied in all material respects with its obligations under the provisions described in this section. The Merger Agreement provides that upon the expiration of such notice period, if Brigham has not received from Statoil a written proposal to amend the terms of the Merger Agreement that the Brigham Board determines in good faith, after consultation with its financial advisor and outside legal counsel, to be at least as favorable, from a financial point of view, to Brigham’s stockholders as the Superior Proposal, Brigham will have the right to terminate the Merger Agreement pursuant to the terms of the Merger Agreement at any time thereafter. The Merger Agreement also provides that any amendment to the financial terms or other material terms of a Superior Proposal after delivery of a notice in respect of such Superior Proposal will require delivery of another notice and another three business day notice period in respect of such Superior Proposal pursuant to the foregoing procedures. Pursuant to the Merger Agreement, Brigham has agreed that the Brigham Board will not make a Company Adverse Recommendation Change pursuant to subsection (B) in the first sentence of this paragraph unless prior to taking such action, (i) Brigham has given Statoil at least three business days prior written notice of its intention to take such action (which notice will provide a detailed description of the Intervening Event), (ii) Brigham has negotiated, and has caused its Representatives to negotiate, in good faith with Statoil during such notice period to enable Statoil to revise the terms of the Merger Agreement in such a manner that would obviate the need for taking such action as a result of such Intervening Event, (iii) following the end of such notice period, the Brigham Board will have considered in good faith any changes to the Merger Agreement proposed in writing by Statoil, and will have determined in good faith, after consultation with its financial advisor and outside legal counsel, that notwithstanding such proposed changes, failure to take such actions in response to an Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable law and (iv) Brigham has complied in all material respects with its obligations under the provisions described in this section. The Merger Agreement provides that no Company Adverse Recommendation Change will change the approval of the Merger Agreement for purposes of Section 251 of the DGCL, and no Company Adverse Recommendation Change will have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated by the Merger Agreement (including the Offer, the Merger and the Tender Agreement).

However, nothing in the Merger Agreement will prohibit the Brigham Board from complying with its disclosure obligations under U.S. federal or state law, including (i) taking and disclosing to Brigham stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 under the Exchange Act, or (ii) making any “stop-look-and-listen” communication to Brigham’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that in no event will any such requirement affect, eliminate or modify the obligations of Brigham under, or the effect of any such actions under, the provisions described in this section; and provided, further, that any such disclosure will be deemed to be a Company Adverse Recommendation Change unless the Brigham Board publicly reaffirms the Company Recommendation in such statement or in connection with such action.

Brigham has agreed in the Merger Agreement to promptly inform its Representatives who have been engaged or are otherwise providing assistance in connection with the transactions contemplated by the Merger Agreement of Brigham’s obligations under the provisions described in this section. Without limiting the generality of the foregoing, Brigham has acknowledged and agreed in the Merger Agreement that any violation of the restrictions set forth in the provisions described in this section by Representatives will be deemed to be a breach of such provisions by Brigham.

As used in the Merger Agreement, an “Acquisition Proposal” means any offer, proposal, inquiry or indication of interest relating to any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) from any third party involving: (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Brigham or any of its subsidiaries whose assets, taken together, constitute 15% or more of Brigham’s consolidated assets, (b) any purchase (including any lease, long term supply agreement, mortgage, pledge or other arrangement having similar economic effect), directly or indirectly, in any manner of any business or assets (including equity securities or other interest in one or more subsidiaries) that constitute 15% or more of the consolidated assets of Brigham or that generate 15% or more of Brigham’s consolidated revenues or net income, or (c) the acquisition, directly or indirectly, of beneficial ownership or control of any securities of Brigham after which any person or group would own securities representing 15% or more of the total voting power of any class of Brigham’s equity securities (or that are exchangeable for or convertible into voting securities having such voting power).

As used in the Merger Agreement, a “Superior Proposal” means a bona fide written Acquisition Proposal for a majority of the outstanding equity securities of Brigham or of any assets of Brigham and its subsidiaries (including equity securities of any subsidiary of Brigham) that constitute or contribute 75% or more of Brigham’s consolidated revenues, net income or total assets and that the Brigham Board determines in good faith after consultation with its financial advisor and outside legal counsel and after taking into account all legal, financial, regulatory aspects of the proposal (including the estimated time to consummation), the person making it and other aspects of such Acquisition Proposal deemed relevant by the Brigham Board (A) is likely to be consummated in accordance with its terms, (B) would result, if consummated, in a transaction more favorable from a financial point of view to the holders of Shares than the transactions contemplated by the Merger Agreement, after taking into account any revisions to the terms of the Merger Agreement and the transactions contemplated thereby proposed by Statoil, and (C) is fully financed, or is reasonably capable of being fully financed, by the person making such proposal.

Indemnification and Insurance

Pursuant to the Merger Agreement, Statoil and Purchaser have agreed that all rights to indemnification, advancement of expenses and exculpation by Brigham now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of Brigham and its subsidiaries (each an “Indemnified Party”) as provided in Brigham’s organizational documents, in each case as in effect on the date of the Merger Agreement, or pursuant to any other contracts in effect on the date thereof and disclosed to Statoil prior to the execution of the Merger Agreement, will be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and will survive the Merger and will remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. From and after the Effective Time, to the fullest extent permitted under applicable law, Statoil and the Surviving Corporation (the “Indemnifying Parties”) have agreed to indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, costs, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by the Merger Agreement) or pertaining to the fact that the Indemnified Party is or was a fiduciary under any Employee Plan or is or was serving at the request of Brigham as a director or officer of any other corporation, partnership, joint venture or other enterprise, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Brigham would have been permitted under applicable law or Brigham’s organizational documents, in each case as in effect on the date of the Merger Agreement. The Indemnifying Parties have agreed to advance each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, costs, fees, expenses, judgments and fines to the fullest extent permitted under applicable law, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent will not be unreasonably withheld or delayed). Prior to the Effective Time, Brigham will, in consultation with Statoil, and if Brigham is unable to, Statoil will (or will cause the Surviving Corporation) as of the Effective Time, obtain and fully pay for “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms, conditions and levels of coverage that are not less advantageous to the directors and officers of Brigham and its subsidiaries from an insurance carrier with the same or better rating as Brigham’s insurance carrier as of the date of the Merger Agreement, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by the Merger Agreement). If Brigham fails to obtain such “tail” prepaid insurance policies as of the Effective Time, the Surviving Corporation will, and Statoil has agreed to cause the Surviving Corporation to, continue to maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by Brigham immediately prior to the Effective Time (subject to substitution of policies at least as favorable to the directors and officers of Brigham and its subsidiaries), so long as the annual premium for such coverage is not greater than 300% of the last annual premium paid by Brigham for such insurance prior to the date of the Merger Agreement. In the event that such amount is insufficient for such coverage, then the Surviving Corporation will obtain, and Statoil will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for such amount.

In the event Statoil, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any person, then, and in either such case, proper provision will be made so that the successors and assigns of Statoil or the Surviving Corporation, as the case may be, will assume all of the indemnification and insurance obligations described in this section. For six years after the Effective Time, the Indemnifying Parties have agreed in the Merger Agreement, to the fullest extent permitted by applicable law, to cause the Surviving Corporation’s (or any successor’s) organizational documents to maintain the current provisions regarding elimination of liability of directors and indemnification of and advancement of expenses to directors, officers and employees of Brigham that are contained in Brigham’s organizational documents as in effect on the date of the Merger Agreement.

Employee Matters

Pursuant to the Merger Agreement, Statoil has acknowledged that a “change of control,” “change in control” or “fundamental change” within the meaning of the Employee Plans, as applicable, will occur as of the Acceptance Time or Effective Time, as applicable. As of the Effective Time, the Surviving Corporation and its subsidiaries have agreed (and Statoil has agreed to cause the Surviving Corporation and its subsidiaries) to honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Acceptance Time, but the Surviving Corporation may amend or terminate, or cause the Surviving Corporation to amend or terminate, any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable law. Brigham will take such actions as it determines to be necessary or appropriate prior to the Effective Time to cause all participants in its 401(k) plan to become fully vested in all of their account balances upon the Effective Time. For a period of one year following the Effective Time, the Surviving Corporation has agreed to, or to cause one of its subsidiaries to, (and Statoil will cause the Surviving Corporation or one of its subsidiaries) to provide to each employee of Brigham and it subsidiaries as of the Effective Time (each a “Continuing Employee”) (i) at least the same level of base salary or base wages to each Continuing Employee as the base salary or base wages as provided to such Continuing Employee immediately prior to the Effective Time, and (ii) benefits and severance payments (other than equity based benefits, change in control benefits and individual employment agreements) to each Continuing Employee that, taken as a whole, are substantially similar in the aggregate to the benefits and severance payments (other than equity based benefits, change in control benefits and individual employment agreements) provided to either similarly situated employees of Statoil and its subsidiaries or similarly situated employees of Brigham and its subsidiaries immediately prior to the Effective Time. The Merger

Agreement provides that the Brigham 2011 Performance Bonus Plan and the Brigham 2011 401(k) Matching Plan will be continued on behalf of eligible Continuing Employees for the remainder of the 2011 calendar year based upon Brigham’s performance during 2011, with the resulting payments and contributions for 2011 to be made in the first quarter of 2012 similar to the timing of such payments and contributions in prior years.

In addition, to the extent that an Employee Plan or employee benefit plan of Statoil is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation has agreed (and Statoil has agreed to cause the Surviving Corporation) to cause to be granted to such Continuing Employee credit for all service with Brigham and its subsidiaries (and their predecessors) prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant, except that service need not be credited to the extent that it would result in duplication of coverage or benefits, to the extent that service during a period is not recognized under any such plan, or under any new plan or arrangement to the extent that such plan or arrangement does not provide prior service credit to employees generally. Pursuant to the Merger Agreement and without limiting the generality of the foregoing, at the Effective Time: (i) each Continuing Employee will be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its subsidiaries (other than the Employee Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Employee Plan in which such Continuing Employee participates immediately before the Acceptance Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation will cause all waiting periods, pre- existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such requirements had been met under the Old Plan that such New Plan replaced, and the Surviving Corporation will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) the Surviving Corporation will credit the accounts of such Continuing Employees under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Employee Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time.

Notwithstanding the foregoing, no guarantee of employment for any Continuing Employee for any period of time has been made.

Reasonable Best Efforts to Complete

Except as otherwise provided in the Merger Agreement, upon the terms and subject to the conditions set forth in the Merger Agreement, each of Statoil, Purchaser and Brigham will, and will cause its subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement promptly (but in any case prior to the Outside Date), including (i) the obtaining of all necessary consents or waivers from third parties and Governmental Authorities (as defined in the Merger Agreement), (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

Regulatory Filings

Each of Statoil and Purchaser, on the one hand, and Brigham, on the other hand, have agreed to notify the other of any communication from any Governmental Authority regarding any of the transactions contemplated by the Merger Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to the Merger Agreement or the transactions contemplated thereby, including any proceedings initiated by a private party. If any party to the Merger Agreement or affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by the Merger Agreement, then such party will use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Merger Agreement provides that each of Statoil, Purchaser and Brigham will cooperate with one another to (i) promptly determine whether any other filings are required to be or should be made, and whether any other consents, approvals, permits or authorizations are required to be or should be obtained, in each case from any Governmental Authority under any other applicable law in connection with the transactions contemplated by the Merger Agreement, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated by the Merger Agreement. However, in connection with any filing or submission required or action to be taken by either Statoil or Brigham to consummate the Offer and the Merger, in no event will Statoil or any of its subsidiaries or affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action (i) the effectiveness or consummation of which is not conditional on the consummation of the Offer and the Merger or (ii) that individually or in the aggregate (x) is or would reasonably be expected to be materially adverse (with materiality, for purposes of this provision, being measured in relation to the size of Brigham and its subsidiaries taken as a whole) to (A) Brigham and its subsidiaries, taken as a whole, or Statoil and its subsidiaries, taken as a whole, either before or after giving effect to the Offer or the Merger, or (B) Statoil’s ownership or operation of any material portion of the business or assets of Brigham and its subsidiaries, taken as a whole, or (y) would reasonably be expected to deny Statoil the material benefit of the bargains contemplated by the transactions contemplated by the Merger Agreement. The Merger Agreement provides that Brigham will agree, if requested by Statoil in writing, to commit to take any of the forgoing actions with respect to the assets or business of Brigham in furtherance of any filing or submission or action to be taken by either Statoil or Brigham to consummate the Offer and the Merger, so long as any such action may be conditioned upon the consummation of the Merger and other transactions contemplated by the Merger Agreement.

Mailing of Proxy Statement; Stockholders’ Meeting

Preparation of Proxy Statement.  If the adoption of the Merger Agreement by Brigham’s stockholders is required by applicable law, then as soon as practicable after the Acceptance Time, Brigham has agreed to prepare and cause to be filed with the SEC in preliminary form the proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to Brigham stockholders in connection with the solicitation of proxies for use at the Brigham Stockholder Meeting (as defined below), if necessary (collectively, as amended or supplemented, the “Proxy Statement”). Except in the event of a Company Adverse Recommendation Change, the Proxy Statement will include Company Recommendation. Brigham has agreed to promptly notify Statoil and Purchaser upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and will provide Statoil and Purchaser with copies of all correspondence between Brigham and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Brigham has agreed to use reasonable best efforts to respond as promptly as practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and Brigham will provide Statoil and Purchaser and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Proxy Statement or the dissemination thereof to Brigham stockholders, or responding to any comments of the SEC or the staff of the SEC with respect thereto, Brigham will provide Statoil and Purchaser a reasonable opportunity to review and to propose comments on such document or response.

Covenants of Statoil with Respect to the Proxy Statement.  Statoil will provide to Brigham all information concerning Statoil and Purchaser as may be reasonably requested by Brigham in connection with the Proxy Statement and will otherwise assist and cooperate with Brigham in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto.

Mailing of Proxy Statement; Company Stockholder Meeting.  If the adoption of the Merger Agreement by Brigham’s stockholders is required by applicable law, then Brigham will as promptly as practicable after the Acceptance Time, duly call, give notice of, convene and hold a meeting of its stockholders in accordance with applicable law and Brigham’s organizational documents for the purpose of voting upon the adoption of the Merger Agreement (the “Brigham Stockholder Meeting”). Unless the Brigham Board will have effected a Company Adverse Recommendation Change in accordance with the provisions of the Merger Agreement, Brigham will use reasonable best efforts to solicit proxies in favor of the adoption of the Merger Agreement and will ensure that all proxies solicited in connection with Brigham Stockholder Meeting are solicited in compliance with all applicable laws and all rules of the NASDAQ. Unless the Merger Agreement is terminated in accordance with the provisions of the Merger Agreement, Brigham will submit the Merger Agreement to Brigham stockholders at the Brigham Stockholder Meeting even if Brigham Board will have effected a Company Adverse Recommendation Change or proposed or announced any intention to do so. At the Brigham Stockholder Meeting following any Company Adverse Recommendation Change, Brigham may submit the Merger Agreement and the transactions contemplated thereby (including the Merger) without a recommendation or with a negative recommendation (although the approval of the Merger Agreement by the Brigham Board may not be rescinded unless the Merger Agreement is terminated in accordance with the provisions of the Merger Agreement), in which event the Brigham Board may communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto. Brigham will, upon the reasonable request of Statoil, advise Statoil at least on a daily basis on each of the last seven business days prior to the date of the Brigham Stockholder Meeting as to the aggregate tally of proxies received by Brigham with respect to the adoption of the Merger Agreement by the holders of a majority of the outstanding Shares if Section 253 of DGCL will not permit the consummation of the Merger without a Brigham Stockholder Meeting (the “Requisite Stockholder Approval”). Without the prior written consent of Statoil, the adoption of the Merger Agreement and the transactions contemplated thereby (including the Merger) will be the only matter (other than procedure matters) which Brigham will propose to be acted on by Brigham stockholders at the Brigham Stockholder Meeting.

Amendments to Proxy Statement.  Pursuant to the terms of the Merger Agreement, if at any time prior to the Effective Time any event or circumstance relating to Brigham or any of its subsidiaries or its or their respective officers or directors should be discovered by Brigham which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, if necessary, they will promptly inform Statoil. Each of Statoil, Purchaser and Brigham agree to correct any information provided by it for use in the Proxy Statement, if necessary, which will have become false or misleading. Each of Statoil and Brigham will cause all documents that such party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Exchange Act.

Short Form Merger.  Pursuant to the terms of the Merger Agreement, and notwithstanding the foregoing, if, following the Acceptance Time and the exercise, if any, of the Top-Up Option, Statoil and its affiliates owns at least 90% of the outstanding Shares, each of Statoil, Purchaser and Brigham will take all necessary and appropriate action, including with respect to the transfer to Purchaser of any Shares held by Statoil or its affiliates, to cause the Merger to become effective as soon as practicable after the Acceptance Time without a Brigham Stockholder Meeting in accordance with Section 253 of the DGCL.

Anti-Takeover Statute

Pursuant to the terms of the Merger Agreement, in the event that any state anti-takeover or other similar law is or becomes applicable to the Merger Agreement or any of the transactions contemplated thereby, Brigham, Statoil and Purchaser will use their respective reasonable best efforts to ensure that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Merger Agreement and otherwise to minimize the effect of such law on the Merger Agreement and the transactions contemplated thereby.

Employment Compensation Approval

Pursuant to the terms of the Merger Agreement, the parties have acknowledged that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of Brigham, including the Employee Plans (collectively, the “Arrangements”), to certain Brigham stockholders and holders of other securities of Brigham (collectively, the “Covered Securityholders”). The Compensation Committee of the Brigham Board (the “Brigham Compensation Committee”), each member of which is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act, (A) at a meeting to be held prior to the Acceptance Time, has duly adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Arrangement presented to the Brigham Compensation Committee on or prior to the date of the Merger Agreement, (2) the treatment of the Company Options and Restricted Shares, and (3) the terms of Section 7.1 and Section 7.2 of the Merger Agreement, which provisions are summarized above under the headings “— Indemnification and Insurance” and “— Employee Matters,” and (B) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

International Swaps and Derivatives Association

Pursuant to the Merger Agreement, prior to the Acceptance Time, Brigham will, with Statoil’s cooperation, use reasonable best efforts (which will not include the incurrence by Brigham of material costs) to take all actions as are necessary and appropriate to obtain, from each of the counterparties to the International Swaps and Derivatives Association (ISDA) Master Agreements relating to derivatives that are open as of the Acceptance Time, waivers to the effect that the consummation of the transactions contemplated by the Merger Agreement, will not result in any violation or breach of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, each such ISDA master agreements.

Other Covenants

The Merger Agreement contains other customary covenants, including covenants relating to public announcements, access to information, confidentiality, notice and defense of certain litigation, notification of certain matters and matters with respect to Section 16 of the Exchange Act and the rules and regulations thereunder.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by Brigham’s stockholders):

•	by the mutual written consent of Statoil and Brigham;

•	by either Statoil or Brigham if the Acceptance Time has not occurred on or prior to the Outside Date; provided, that such right to terminate is not available to any party whose breach of any representation, warranty or covenant set forth in the Merger Agreement has been the cause of, or resulted in, the failure of the Acceptance Time or the Effective time to have occurred on or prior to the Outside Date (such termination, an “Outside Date Termination”);

•	by either Statoil or Brigham if any Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order or taken any other action that is in effect and makes illegal, restrains, enjoins, or otherwise prevents the consummation of the Offer or the Merger, and such law, Order or other action has become final and non-appealable;

•	by Brigham (if the Acceptance Time has not occurred), if:

•	Statoil or Purchaser has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would have a Parent Material Adverse Effect (as defined in the Merger Agreement) and (B) is incapable of being cured or has not been cured by earlier of (x) the Outside Date and (y) the twentieth day following notice thereof from Brigham; or

•	(A) Brigham has complied in all material respects with the provisions described in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — No Solicitation,” (B) the Brigham Board authorizes Brigham, subject to compliance with the terms of the Merger Agreement, to enter into a binding definitive agreement with respect to a Superior Proposal; and (C) prior to or concurrently with such termination, Brigham pays the Termination Fee (as defined below) to Statoil by wire transfer of same day funds (such termination, an “Alternative Acquisition Agreement Termination”);

•	by Brigham, if Purchaser fails to commence the Offer on or prior to the 10th business day following the date of the Merger Agreement;

•	by Statoil (if the Acceptance Time has not occurred), if Brigham has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (except the covenants and agreements in the provisions described in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — No Solicitation”), which breach or failure to perform (A) would give rise to a failure of any condition set forth in Section 15 — “Conditions to the Offer” and (B) has not been cured within 20 days following receipt by Brigham of written notice of such breach or failure to perform from Statoil (or, if earlier, the Outside Date) (such termination, a “Brigham Breach Termination”);

•	by Statoil (if the Acceptance Time has not occurred), if any of the following has occurred (such termination, an “Adverse Recommendation Change Termination”):

•	Brigham has failed to include the Company Recommendation in the Schedule 14D-9 when mailed;

•	the Brigham Board has made an Adverse Recommendation Change;

•	Brigham has intentionally breached or failed to perform in any material respect its obligations under the provisions described in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — No Solicitation;”

•	the Brigham Board has failed to reaffirm the Company Recommendation within 10 business days following the public announcement of an Acquisition Proposal or an Acquisition Proposal otherwise becoming publicly known;

•	a tender offer or exchange offer for Shares has been publicly disclosed (other than by Statoil or an affiliate of Statoil) and the Brigham Board recommends that Brigham’s stockholders tender their shares into such tender or exchange offer or, within 10 business days from the date of the commencement of such tender offer or exchange offer, the Brigham Board fails to make an unqualified recommendation that its stockholders not tender their Shares into such offer;

•	Brigham enters into a Company Acquisition Agreement; or

•	Brigham or the Brigham Board has publicly announced its intention to do any of the foregoing.

Effects of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be of no further force or effect, subject to certain designated provisions of the Merger Agreement that survive, including the effect of termination and confidentiality, and no party is relieved of any liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger

Agreement. For purposes of the Merger Agreement, “willful and material breach” will mean a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under the Merger Agreement, with the actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a material breach of the Merger Agreement.

Termination Fees

Pursuant to the Merger Agreement, Brigham has agreed to pay Statoil a termination fee of $136,550,000 (the “Termination Fee”) if the Merger Agreement is terminated by Brigham pursuant to an Alternative Acquisition Agreement Termination or by Statoil pursuant to an Adverse Recommendation Change Termination.

In addition, Brigham is required to pay the Termination Fee if an Acquisition Proposal will have been made, proposed or communicated after the date of the Merger Agreement or any person will have publicly announced an intention to make an Acquisition Proposal (and such Acquisition Proposal or publicly announced intention has not been withdrawn without qualification at least 10 business days prior to the termination of the Merger Agreement, and

•	after such an Acquisition Proposal, the Merger Agreement is terminated by either Statoil or Brigham pursuant to an Outside Date Termination or mutual consent or by Statoil pursuant to a Brigham Breach Termination, and

•	within 12 months of termination, Brigham or any of its subsidiaries either consummates an Acquisition Proposal (solely for purposes of this provision, replacing all references to “15%” in the definition of Acquisition Proposal with references to “50%”) or enters into any definitive contract providing for, or the Brigham Board or Brigham approves, or recommends to its stockholders, any Acquisition Proposal (in each case regardless of whether such Acquisition Proposal was made before or after termination of the Merger Agreement).

Each of Statoil and Brigham has agreed that in the event of a termination of the Merger Agreement under circumstances giving rise to the payment by Brigham of the Termination Fee, any payment by Brigham of the Termination Fee will be the sole and exclusive remedy of Statoil and its affiliates for damages against Brigham with respect to the Merger Agreement and the transactions contemplated thereby other than with respect to a willful and material breach of the Merger Agreement by Brigham.

Specific Performance

Statoil, Purchaser and Brigham are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in addition to any other remedy to which they are entitled under the terms of the Merger Agreement at law or in equity.

Fees and Expenses

Except as provided in this Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination Fees” all costs, fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses whether or not the Offer or the Merger is consummated.

Governing law

The Merger Agreement is governed by Delaware law.

Tender and Voting Agreement

The following is a summary of the material provisions of the Tender and Voting Agreement, the form of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Tender and Voting Agreement, which is incorporated by reference herein.

In connection with entering into the Merger Agreement, Statoil and Purchaser entered into a Tender and Voting Agreement (the “Tender Agreement”) with all of the directors and executive officers of Brigham (the “Tendering Stockholders”). Pursuant to the Tender Agreement, the Tendering Stockholders have agreed, among other things, to (i) tender and not withdraw all Shares beneficially owned as of the date of the Tender Agreement or acquired after such date (collectively, the “Owned Shares”; provided, however that Company Options beneficially owned by such Tendering Stockholders shall not be considered Owned Shares prior to their exercise, but upon their exercise shall be considered Owned Shares) to Purchaser pursuant to the Offer and (ii) vote all Owned Shares and shares of other Brigham voting securities (whether acquired prior to or after the date of the Tender Agreement) that are beneficially owned by such Tendering Stockholders or over which such Tendering Stockholders have, directly or indirectly, the right to vote (collectively, the “Voting Shares”) in favor of the Merger. Based on information provided by the Tendering Stockholders as of October 17, 2011, an aggregate of 3,003,649 Shares, representing approximately 2.6% of the outstanding Shares, will be tendered by the Tendering Stockholders into the Offer.

Pursuant to the Tender Agreement, each Tendering Stockholder has agreed to tender and not withdraw all of the Owned Shares owned by such Tendering Stockholder to Purchaser pursuant to the Offer as promptly as practicable after the commencement of the Offer and in any event no later than the 10th business day following the commencement of the Offer (or, with respect to any Owned Shares acquired after the 10th business day following the commencement of the Offer, the earlier of the Expiration Date and the third business day after acquisition of the Owned Shares). Each Tendering Stockholder has also agreed that during the term of the Tender Agreement, at any meeting of the Brigham stockholders, however called, such Tendering Stockholder will vote (or cause to be voted) all of their Voting Shares (a) in favor of adoption and approval of (i) the Merger Agreement and all the transactions contemplated thereby, including the Merger, and (ii) any other matter that is required to facilitate the consummation of the transactions contemplated by the Merger Agreement and in connection with the Merger Agreement, including the execution of any documents which are necessary or appropriate in order to effectuate the foregoing; and (b) against (i) any Acquisition Proposal and any agreement or arrangement related to any Acquisition Proposal, (ii) any change in the present capitalization of Brigham or any amendment of Brigham’s certificate of incorporation or bylaws, or (iii) any other action, transaction or proposal involving Brigham or any of its subsidiaries that would result in any of the conditions set forth in Section 15 — “Conditions to the Offer” not being fulfilled or satisfied. The Tender Agreement also restricts the transfer of the Tendering Stockholder’s Voting Shares. The Tender Agreement terminates upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) any reduction of the Offer Price or (d) the termination or expiration of the Offer, without the tendered and not withdrawn Shares being accepted for payment under the Merger Agreement.

The foregoing description of the Tender Agreement is qualified in its entirety by reference to the Tender Agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO.

Terms and Conditions of Continued Employment for A. Lance Langford and Jeffery E. Larson

In connection with the execution of the Merger Agreement, Statoil Gulf Services LLC, an indirect wholly owned subsidiary of Statoil (“SGS”), entered into agreements with each of A. Lance Langford and Jeffery E. Larson (each, an “Executive” and, collectively, the “Executives”), who will serve as SGS’s Vice President, Bakken and Vice President, Operations, respectively, regarding the terms and conditions of their continued employment (the “Terms and Conditions”). The following is a summary of the material provisions of the Terms and Conditions. Other than the differences in their respective titles, the Executives’ Terms and Conditions are identical. Each Executive’s Terms and Conditions are to become effective only as of the

Effective Time and will continue in effect until the Executive’s employment is terminated. The Terms and Conditions require the Executives and SGS to provide six months’ advance written notice to the other party prior to termination of the Executives’ employment for any reason other than death, unless such advance notice is waived in the sole and exclusive discretion of SGS.

Under the Terms and Conditions, the Executives will each receive an annualized base salary of $400,000 through December 31, 2012, after which time changes in the Executives’ base salaries will be determined at such times and in such manner as is consistent with SGS’s practices respecting similarly situated executives. In addition, for calendar year 2012, the Executives will each be eligible to participate in SGS’s annual variable pay plan (the “AVP”) in accordance with the terms and conditions then in effect, with a target bonus of 50% of the Executive’s annualized base salary and a maximum bonus of 100% of the Executive’s annualized base salary if the applicable performance measures are achieved. The Executives will also each be eligible to participate in SGS’s Long-Term Incentive Plan (“LTIP”) for calendar year 2012 in accordance with the terms and conditions then in effect, with target awards of 100% of their annualized base salaries and with maximum awards of 200% of their annualized base salaries, if applicable performance measures for SGS are achieved. Until the Executives become eligible to participate in SGS’s benefit plans, they will continue to participate in the benefit plans, programs and policies of Brigham in effect immediately prior to its combination with Statoil. Commencing in 2012, the Executives will be eligible to participate in each of the then-existing SGS benefit plans, programs and policies that may be provided to similarly situated executives in accordance with the provisions of such plans, programs and policies. For purposes of determining benefit eligibility, vesting and benefit entitlement under such plans and programs, the Executives will be entitled to service credit for years of service with Brigham and its affiliates, subject to certain exceptions. The Executives will also be entitled to reimbursement of reasonable business expenses and to four weeks of paid time off each calendar year beginning in 2012 in accordance with SGS’s paid time off policy for executives as it may exist from time to time. Regardless of when the Effective Time occurs, each Executive will be entitled to receive the $300,000 awarded but not yet paid to him pursuant to Brigham’s 2011 Performance Bonus Plan in accordance with the terms of that Plan.

The Executives will each be entitled to receive cash retention bonus payments (each, a “Retention Payment”) as follows: (1) $833,333 within 30 days of the Effective Time, (2) $833,333 within 30 days of the first anniversary of the Effective Time and (3) $833,334 within 30 days of the second anniversary of the Effective Time, for a total retention bonus of $2,500,000. However, except as described below, the Retention Payments payable to each Executive within 30 days of the first and second anniversaries of the Effective Time will be paid only if the Executive remains continuously employed by SGS through the applicable anniversary date. Each Executive will also receive a “welcome grant” of Statoil restricted stock units (“RSUs”) awarded under the Statoil Restricted Stock Unit Plan (the “RSU Plan”), with a fair market value on the date of grant equal to $1,000,000. Each Executive’s RSUs will vest in full on the third anniversary of the date of grant, provided that, except as described below, the Executive is still employed by SGS on such vesting date. To the extent vested, the RSUs will be settled in cash based on the value of Statoil’s American Depositary Shares (at the time of vesting) and the terms and conditions of the RSU Plan and the applicable award agreements.

The Terms and Conditions provide that if either Executive’s employment is terminated by the Executive for Good Reason (as defined in the Terms and Conditions) or by SGS for any reason other than the Executive’s death or disability or for Cause (as defined in the Terms and Conditions), then, subject to the Executive’s execution and non-revocation of a general release within 30 days following such termination, the Executive will be entitled to receive the following benefits: (i) a lump sum cash payment in an amount equal to a prorated portion of each of the Retention Payments not previously paid to the Executive, (ii) accelerated vesting of a prorated portion of the Executive’s annual variable pay award under the AVP for the calendar year in which the Executive’s termination occurs, (iii) accelerated vesting and payment (within 60 days of the Executive’s termination) of a prorated portion of (A) any outstanding LTIP awards (based upon target performance) and (B) any outstanding RSUs (based upon value at vesting), (iv) provided that the Executive is not eligible to receive a cash severance payment under his existing Change of Control Agreement with Brigham, severance payments in an aggregate amount equal to the applicable “severance multiple” (as defined below) multiplied by the Executive’s annualized base salary at the time of his termination, paid in 36 equal installments within 30 days of each of the 36 bi-monthly pay periods following the pay period that is at least 30 days after the Executive’s termination, which payments may be reduced if the Executive violates the non-competition covenant contained in the Terms and Conditions, and (v) provided that the Executive is not eligible for health continuation coverage under his Change of Control Agreement with Brigham at the time of his termination, a lump sum cash payment (the “COBRA Payment”), payable within 30 days after the expiration of the 30-day period following the Executive’s termination, equal to (A) 24 times the difference between the applicable monthly COBRA premium under SGS’s employee group health plan for the Executive, his spouse and his eligible dependents (as applicable) and the monthly amount that similarly situated employees of SGS pay for similar coverage, plus (B) a tax “gross-up” payment in amount sufficient such that the economic benefit is the same to the Executive as if the COBRA Payment were provided to the Executive on a non-taxable basis. For purposes of the severance payments described above, the “severance multiple” is equal to 1.5, unless SGS waives the requirement to provide six months’ advance written notice of termination, in which case the “severance multiple” is equal to two. The Terms and Conditions provide that if the Executive’s employment is terminated for any reason other than those described above, the Executive will be entitled to receive any accrued and unpaid base salary as of the date of termination and any other amounts or benefits that may thereafter be due or payable to the Executive pursuant to the terms of SGS’s benefit plans, programs, and policies, but SGS will not be obligated to pay any additional compensation or benefits as a result of the termination of the Executive’s employment.

The Terms and Conditions also contain certain restrictive covenants, including provisions that prohibit, with certain limitations, the Executives from competing with SGS and its affiliates, soliciting any of SGS’s or its affiliates’ customers, or soliciting or hiring any of SGS’s or its affiliates’ employees or inducing them to terminate their employment with SGS and its affiliates. These restrictions will generally apply during the term of each Executive’s employment with SGS and any of its affiliates and for one year following the termination of such employment. In addition, under the Terms and Conditions, the Executives will be bound by an obligation of confidentiality and non-disparagement for an indefinite duration with respect to SGS and its affiliates.

The foregoing description of the Terms and Conditions is qualified in its entirety by reference to the Terms and Conditions, which are incorporated herein by reference and copies of which are filed with the SEC as exhibits to the Schedule TO.

Confidentiality Agreement

Statoil Texas Onshore Properties LLC, a wholly owned subsidiary of Statoil, and Brigham entered into a confidentiality agreement, dated as of December 29, 2010 (the “Confidentiality Agreement”). Under the Confidentiality Agreement, Statoil agreed, among other things, to keep non-public information concerning Brigham confidential, subject to certain exceptions. The Confidentiality Agreement also contains a “standstill” provision pursuant to which Statoil agreed, among other things, not to acquire, or agree to acquire, offer, seek or propose to acquire (or request permission to do or make any proposal in such regards) ownership of Brigham or any of its assets, or propose any business combination with Brigham, unless requested to do so by Brigham or following the execution by Brigham of a final acquisition agreement with a third party that would result in a change of control of Brigham, until the earlier of one year or the date on which a transaction involving a change of control of Brigham is consummated.

The foregoing description of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO.

Non-Solicitation Agreement

Statoil and Brigham entered into the Non-Solicitation Agreement, which sets forth the terms on which Statoil and Brigham would agree to engage in discussions regarding the potential acquisition of Brigham. Brigham agreed that, among other things and until the earlier to occur of (i) 5:00 p.m., Central Daylight Time on July 15, 2011, unless extended by mutual agreement of the parties, (ii) 5:00 p.m., Central Daylight Time on the business day after Brigham receives written notice from Statoil that it is terminating negotiations of the possible acquisition of Brigham by Statoil (the “Proposed Transaction”) or (iii) the date of execution of a definitive agreement with respect to the Proposed Transaction or any other transaction between Statoil and Brigham, Brigham would not, and would use its reasonable best efforts to cause its representatives not to, initiate or solicit or knowingly encourage any inquiry, proposal or offer with any party (other than Statoil) regarding, among other things, (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving Brigham or its subsidiaries, (ii) any purchase or sale of 20% or more of the consolidated assets (including stock of Brigham’s subsidiaries) of Brigham and Brigham’s subsidiaries taken as a whole (based on fair market values), or (iii) an acquisition or sale of, or tender or exchange offer for, beneficial ownership of securities representing 20% or more of the total voting power of any class of Brigham’s equity securities (collectively, an “Alternative Transaction”). Brigham further agreed to, and to instruct its representatives to, immediately cease and terminate any existing solicitation, encouragement, discussion or negotiation with any third parties (other than Statoil) with respect to any possible Alternative Transaction. However, if Brigham received an unsolicited bona fide proposal for an Alternative Transaction from a third party that the Brigham Board determined, in good faith and after consultation with its financial advisor and outside counsel, could reasonably lead to a superior proposal, subject to certain restrictions, the Brigham Board could engage in negotiations or discussions with such third party. The Non-Solicitation Agreement terminated as of 5:00 p.m., Central Daylight Time on July 15, 2011.

The foregoing description of the Non-Solicitation Agreement is qualified in its entirety by reference to the Non-Solicitation Agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO.

12.	Purpose of the Offer; Plans for Brigham.

Purpose of the Offer.  We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, Brigham while allowing Brigham’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares to Purchaser pursuant to the Offer. If the Offer is consummated, Statoil, Purchaser and Brigham expect to consummate the Merger as promptly as practicable in accordance with the DGCL. At the Effective Time, Brigham will become an indirect, wholly owned subsidiary of Statoil.

Holders of Shares who tender their Shares to Purchaser pursuant to the Offer will cease to have any equity interest in Brigham and will no longer participate in the future growth of Brigham. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in Brigham and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Delaware law.

As soon as possible after the consummation of the Offer, Statoil, Purchaser and Brigham expect to consummate the Merger pursuant to the Merger Agreement. Pursuant to the Merger Agreement, following the consummation of the Offer we may exercise the Top-Up Option to purchase from Brigham, subject to certain limitations, the number of Top-Up Shares that, when added to the number of Shares owned by Statoil and/or Purchaser at the time of such exercise, constitutes 100 Shares more than the number of Shares necessary for Purchaser to be merged into Brigham without a vote or consent of Brigham’s stockholders in accordance with Section 253 of the DGCL. However, in no event will the Top-Up Option be exercisable (i) unless immediately after such exercise and the issuance of Shares pursuant to the Top-Up Option, Purchaser would own more than the number of Shares necessary for Purchaser to effect such a “short-form” merger (assuming the issuance of the Top-Up Shares), and (ii) for a number of Shares in excess of the number of Brigham’s then-authorized and unissued Shares together with Shares held by Brigham as treasury Shares. We intend to exercise the Top-Up Option if it is exercisable and such exercise is necessary in order for us to be able to effect such a “short-form” merger. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Top-Up Option” and Section 17 — “Certain Legal Matters; Regulatory Approvals — “Short-Form” Merger.”

If, after the Acceptance Time, Purchaser and its affiliates do not own, by virtue of the Offer or otherwise, 90% or more of the issued and outstanding Shares, Brigham will hold a meeting of Brigham’s stockholders for the purpose of adopting the Merger Agreement, at which meeting Statoil has agreed to vote, or cause to be voted, all Shares held by it and its affiliates in favor of the adoption of the Merger Agreement, and the Merger would not occur until either such event has occurred. If the Minimum Condition is satisfied, upon the consummation of the Offer, Purchaser will have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other holder of Shares. Under no circumstances will interest be paid with respect to the purchase of Shares in the Merger. See Section 11 — “The Merger Agreement; Other Agreements” and Section 17 — “Certain Legal Matters; Regulatory Approvals — “Short-Form” Merger.”

Plans for Brigham.  Pursuant to the Merger Agreement, as the Acceptance Time and provided that the Minimum Condition has been satisfied, Statoil will be entitled to elect or designate a number of directors, rounded up to the next whole number, to the Brigham Board that is equal to the total number of directors on the Brigham Board (giving effect to the increase described in this sentence) multiplied by the percentage that the number of Shares beneficially owned by Statoil, Purchaser and their affiliates (including Shares accepted for payment and paid for pursuant to the Offer) bears to the total number of Shares then outstanding, and Brigham will cause Statoil’s designees to be elected or appointed to the Brigham Board, including, at the election of Statoil, by increasing the size of the Brigham Board or by seeking and accepting or otherwise securing resignations from such number of incumbent directors as is necessary to enable Statoil’s designees to be elected or appointed to the Brigham Board. Information concerning Statoil’s designees to the Brigham Board is set forth in the Information Statement attached as Annex A to the Schedule 14D-9.

At the Effective Time, the certificate of incorporation of Brigham will be amended and restated to read in its entirety as set forth in Annex B to the Merger Agreement and such amended and restated certificate of incorporation will be the certificate of incorporation of the Surviving Corporation until such time that the certificate of incorporate is amended in accordance with the DGCL and such certificate of incorporation. At the Effective Time, the bylaws of Purchaser, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until such time that the bylaws are amended in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

The directors of Purchaser immediately prior to the Effective Time will become the only directors of the Surviving Corporation at the Effective Time and the officers of Brigham at such time will become the officers of the Surviving Corporation. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.”

Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of Brigham will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Statoil will continue to evaluate the business and operations of Brigham during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing, including whether to purchase or pay down any of Brigham’s existing debt. Thereafter, Statoil intends to review such information as part of a comprehensive review of Brigham’s business, operations, capitalization and management with a view to optimizing development of Brigham’s potential in conjunction with Statoil’s existing business.

Except as set forth in this Offer to Purchase, the Purchaser and Statoil have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Brigham or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Brigham or any of its subsidiaries, (iii) any material change in Brigham’s capitalization or dividend policy, or (iv) any other material change in Brigham’s corporate structure or business.

13.	Certain Effects of the Offer.

Market for Shares.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ. According to the published NASDAQ guidelines, Shares that do not meet the following continued listing standards are subject to delisting:

(a) a minimum bid price of $1 per Share and at least 400 total holders of Shares; and

(b) either:

(1) stockholders’ equity of at least $10 million, at least 750,000 publicly held Shares, market value of publicly held Shares of at least $5 million and at least two registered and active market makers;

(2) market value of listed securities of at least $50 million, at least 1,100,000 publicly held Shares, market value of publicly held Shares of at least $15 million and at least four registered and active market makers; or

(3) total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the three most recently completed fiscal years, at least 1,100,000 publicly held Shares, market value of publicly held Shares of at least $15 million and at least four registered and active market makers.

Shares held directly or indirectly by officers or directors of Brigham, or by any beneficial owner of more than 10% of such Shares, ordinarily will not be considered as being “publicly held” for this purpose. According to Brigham, as of October 14, 2011, 117,314,532 Shares were issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASDAQ for continued listing and such listing is discontinued, the market for Shares could be adversely affected.

If the NASDAQ were to delist the Shares, it is possible that Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in Shares will cease upon the Effective Time if trading has not ceased earlier as discussed above.

After the consummation of the Offer, we expect Brigham to elect to be treated as a “controlled company,” as defined by NASDAQ Marketplace Rule 5615(c)(1) (or any successor provision), which means that Brigham would be exempt from the requirement that the Brigham Board be comprised of a majority of “independent directors” and the related rules covering the independence of directors who oversee executive officer compensation and director nominations. The controlled company exemption does not modify the independence requirements for Brigham’s audit committee or the requirements of the Merger Agreement relating to Independent Directors and the Independent Director Committee. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Brigham Board of Directors.” Following the purchase of Shares in the Offer and the satisfaction or waiver of certain conditions, Purchaser expects to consummate the Merger, following which no Shares will be publicly owned.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act, and Brigham has filed registration statements with respect to certain of its debt securities, which registration statements have become effective pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). As a result, Brigham currently files periodic reports on account of both the Shares and such debt securities. Following the purchase of Shares in the Offer and the satisfaction of the conditions to Purchaser’s obligation to purchase

Shares in the Offer set forth in Section 15 — “Conditions to the Offer.” Purchaser expects to complete the Merger, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of Brigham’s reporting obligations under the Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, Brigham may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) Brigham is not otherwise required to furnish or file reports under the Exchange Act. Such termination and suspension, once effective, would reduce the information that Brigham must furnish to its stockholders and to the SEC. The deregistration of the Shares, once effective, would make certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Brigham. Furthermore, the ability of Brigham’s affiliates and persons holding restricted securities to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act could be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ reporting or for continued inclusion on the list of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) for margin securities.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.	Dividends and Distributions.

As discussed in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Brigham,” the Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, without the prior written approval of Statoil, Brigham will not, and will not allow its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to the outstanding Shares.

15.	Conditions to the Offer.

For purposes of this Section 15, capitalized terms used but not defined in this Offer to Purchase herein will have the meanings set forth in the Merger Agreement. The obligation of Purchaser to accept for payment and pay for any Shares tendered in the Offer will be subject only to (i) the condition (the “Minimum Condition”) that, prior to the expiration of the Offer, there be validly tendered and not withdrawn in accordance with the terms of the Offer a number of Shares that, together with the Shares then owned by Statoil and Purchaser (if any), represents at least a majority of all then outstanding Shares on a fully diluted basis, assuming the issuance of all Shares that may be issued upon the vesting, conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities and similar rights (other than the Top-Up Option); and (ii) the other conditions set forth below in this Section 15.

Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of the Merger Agreement, Purchaser will not be required to, and Statoil will not be required to cause Purchaser to, accept for payment or pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless, at the expiration of the Offer: (A) the waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act will have expired or been terminated (the “HSR Condition”); (B) the Minimum Condition will have been satisfied; and (C) none of the following conditions will have occurred and be continuing immediately prior to the expiration of the Offer:

(1) (i) there will be pending any Legal Proceeding by any Governmental Authority of competent jurisdiction (A) seeking to enact, issue, promulgate, enforce or enter any law or Order that has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting, restraining or otherwise preventing the consummation of the Offer or the Merger, or (B) seeking to impose, or requiring that the parties agree to, any conditions, restrictions or other measures necessary to satisfy the HSR Condition that would result, individually or in the aggregate, in any Adverse Regulatory Effect or (ii) there will (x) be in effect any law or Order that has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting, restraining or otherwise preventing the consummation of the Merger or (y) have been imposed by any Governmental Authority of competent jurisdiction any conditions, restrictions or other measures necessary to satisfy the HSR Condition that, individually or in the aggregate, result in any Adverse Regulatory Effect;

(2) (i) any of the representations and warranties of Brigham set forth in the Merger Agreement (other than those set forth in Sections 2.2(a), 4.1(a), 4.2, 4.5(a), 4.5(b), and 4.5(d) of the Merger Agreement) are not true and correct in all respects as of immediately prior to the Expiration Date with the same force and effect as if made on and as of such date (unless such representation or warranty expressly relates to an earlier date, in which case on and as of such earlier date), except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) any of the representations and warranties set forth in Sections 2.2(a), 4.1(a), 4.2, 4.5(a), 4.5(b), and 4.5(d) of the Merger Agreement are not true and correct in all respects as of immediately prior to the Expiration Date with the same force and effect as if made on and as of such date (unless such representation or warranty expressly relates to an earlier date, in which case on and as of such earlier date), except for any failures of the representations or warranties in Sections 4.5(a), 4.5(b) and 4.5(d) of the Merger Agreement to be so true and correct which, individually or in the aggregate, are immaterial in nature or amount; provided, however, that, for purposes of determining the accuracy of the representations and warranties of Brigham set forth in the Merger Agreement for purposes of clause (i) above, all materiality and “Company Material Adverse Effect” qualifications set forth in such representations and warranties will be omitted and disregarded;

(3) Brigham will have failed to perform in any material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Expiration Date, except as set forth in the Company Disclosure Letter;

(4) any change, effect, occurrence, development or circumstance will have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(5) Brigham will have failed to furnish Statoil with a certificate dated as of the date of the expiration of the Offer signed on its behalf by its Chief Executive Officer or Chief Financial Officer stating that the conditions set forth in clauses (2), (3) and (4) will have been satisfied; or

(6) the Merger Agreement will have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Statoil and Purchaser and may be asserted by Statoil or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Statoil or Purchaser in whole or in part at any time and from time to time, in each case except for the Minimum Condition and the HSR Condition, in its sole discretion, subject to the terms of the Merger Agreement and applicable law. Unless waived by Statoil or Purchaser in a notice to Brigham, any Shares subject to notices of guaranteed delivery will be deemed not to be validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Statoil or Purchaser. Any reference in the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is so waived. The failure by Statoil or

Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right may be deemed an ongoing right that may be asserted at any time and from time to time.

Each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

16.	Adjustments to Prevent Dilution

In the event that, notwithstanding Brigham’s covenant to the contrary (See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Brigham”), between the date of the Merger Agreement and the Acceptance Time or the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reclassification, combination, exchange of shares or other similar transaction, then the Offer Price and/or the consideration payable in the Merger will be appropriately and proportionately adjusted.

17.	Certain Legal Matters; Regulatory Approvals.

General

Except as described in this Section 17, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on its examination of publicly available information filed by Brigham with the SEC and other publicly available information concerning Brigham, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Brigham’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer to Purchase. However, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Brigham’s business, or certain parts of Brigham’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions to the Offer.”

Litigation

Brigham and certain of its officers and directors, Statoil and Purchaser are named as defendants in purported class action lawsuits brought by Brigham’s stockholders challenging the proposed sale to Statoil (the “Stockholder Actions”). To date, Statoil is aware of ten lawsuits filed in state court in Texas as well as in Delaware Chancery Court. Six of these lawsuits have been filed in Delaware: (1) Weisberg v. Brigham Exploration Co., et.al., Cause No. 6957, (2) Fioravanti v. Brigham Exploration Co., et.al., Cause No. 6962, (3) The Edward J. Goodman Life Income Trust v. Brigham Exploration Co. et.al., Cause No. 6969, (4) Teamsters Allied Benefit Funds v. Brigham Exploration Co., et.al., Cause No. 6975, (5) Oklahoma Law Enforcement Retirement System v. Brigham, et.al., Cause No. 6980, and (6) Oklahoma Police Pension & Retirement System v. Brigham, et.al., Cause No. 6982. The other four Stockholder Actions were filed in the District Court of Travis County, Texas: (1) Boytim v. Brigham Exploration Co., et.al., Cause No. D-1-GN-11-003205, in the 201st District Court, (2) Duncan v. Brigham Exploration Co., et.al., Cause No. D-1-GN-1-003215, in the 201st District Court, (3) Giske v. Brigham Exploration Co., et.al., Cause No. D-1-GN-11-003227, in the 261st District Court, and (4) Fioravanti v. Brigham Exploration Co., et.al., Cause No. D-1-GN-11-003258, in the 126th District Court. Statoil is named as a defendant in each lawsuit, and Purchaser is named as a defendant in the Giske, Teamsters, Oklahoma Law Enforcement, Oklahoma Police Pension, and Edward J. Goodman Life Income Trust lawsuits. The Stockholder Actions seek certification of a class of Brigham stockholders and generally allege breach of fiduciary duties by Brigham’s officers and directors. Specifically, they challenge (1) the valuation of Brigham as a company, (2) certain terms of the Merger Agreement (including the No Solicitation provision, the Termination Fee, the timing of the Tender Offer and others), (3) the process by which Statoil’s offer was evaluated and approved, including the alleged failure to adequately conduct an appropriate sale process and (4) alleged self-dealing by certain of Brigham’s officers and directors (alleging they will benefit from stock options vesting, severance benefits, consulting agreements, or continued employment in a lucrative position, and others). They also allege that Statoil and/or Purchaser aided and abetted the purported breaches of fiduciary duties by Brigham’s directors. The Stockholder Actions seek, among other relief, an injunction prohibiting the transactions contemplated by the Merger Agreement, rescission, to the extent such transactions are consummated, damages, and attorneys’ fees and costs. Statoil and Purchaser believe the Stockholder Actions are without merit and intend to defend themselves vigorously.

State Takeover Statutes

A number of states (including Delaware, where Brigham is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

Section 203 of the DGCL restricts an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder. These restrictions will not be applicable to Statoil and Purchaser because the Brigham Board has unanimously approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, including for purposes of Section 203.

Purchaser is not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions to the Offer.”

Antitrust Compliance

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless each of Brigham and Statoil file Notification and Report Forms and certain other information with the Antitrust Division of the

U.S. Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The initial waiting period for a cash tender offer is 15 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the parties decide to voluntarily withdraw and re-file to allow a second 15-day waiting period, or the reviewing agency issues a request for additional information and documentary material (a “Second Request”). The HSR Act waiting period would be further extended until 10 days following compliance by Statoil with the Second Request. The purchase of Shares pursuant to the Offer is subject to such requirements. The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Statoil or Brigham. Private parties (including the Attorney General of individual States of the United States) may also bring legal actions under the antitrust laws of the United States. We do not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result would be.

Each of Brigham and Statoil expect to file on October 28, 2011 a Premerger Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Offer. In the absence of the grant of “early termination” of the waiting period or the issuance of a Second Request, the waiting period would then expire at 11:59 p.m., New York City time, on November 14, 2011.

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not then held by it. Purchaser believes that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because Purchaser was not, at the time the Merger Agreement was executed, and is not, an affiliate of Brigham (for purposes of the Exchange Act); it is anticipated that the Merger will be effected within one year following the consummation of the Offer; and, in the Merger, stockholders will receive the same price per Share as the Offer Price.

Rule 13e-3 under the Exchange Act would otherwise require, among other things, that certain financial information concerning Brigham and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before the completion of a transaction.

Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (that did not tender such Shares to Purchaser pursuant to the Offer) at the Effective Time who has neither voted in favor of the Merger nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder (which will be, unless the court in its discretion determines otherwise for good cause shown, compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Date and the date of payment of the judgment).

Any such judicial determination of the fair value of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount. For the avoidance of doubt, the parties to the Merger Agreement have agreed and acknowledged that, in any appraisal proceeding described in this Offer to Purchase and to the fullest extent permitted by applicable law, the fair value of Shares subject to the appraisal proceeding will be determined in accordance with Section 262 of the DGCL without regard to the Top-Up Option, any Top-Up Shares or any cash or promissory note delivered by Purchaser to Brigham in payment for such Top-Up Shares.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights in accordance with Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which will be set forth in their entirety in the proxy statement or information statement disseminated in connection with the Merger, unless effected as a “short-form” merger, in which case they will be set forth in a notice of merger to be sent to stockholders. The foregoing discussion is not a complete statement of law pertaining to appraisal rights in accordance with Delaware law and is qualified in its entirety by reference to Delaware law.

You cannot exercise appraisal rights at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you sell your Shares to Purchaser pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

“Short-Form” Merger

Section 253 of the DGCL provides that, if a parent company owns at least 90% of the issued and outstanding shares of each class of a subsidiary’s stock entitled to vote to adopt a merger agreement, the parent company may merge that subsidiary with the parent company pursuant to the “short-form” merger procedures without prior notice to, or the approval or consent of, the other stockholders of the subsidiary. In order to consummate the merger pursuant to these provisions of the DGCL, Purchaser would have to own at least 90% of the issued and outstanding Shares. If Purchaser is able to consummate the Merger pursuant to these provisions of the DGCL, the consummation of the Merger would take place as soon as practicable after the Acceptance Time, without a vote or consent of Brigham’s stockholders. If Statoil owns, by virtue of the Offer or otherwise, 90% or more of the Shares, Statoil, Purchaser and Brigham will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable in accordance with these “short-form” merger procedures set forth in Section 253 of the DGCL.

18.	Fees and Expenses.

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to any applicable restrictions in the Letter of Transmittal.

19.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer comply with the laws of such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.

No person has been authorized to give any information or to make any representation on behalf of Statoil or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Statoil, Purchaser, the Depositary or the Information Agent for the purposes of the Offer.

Statoil and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase forms a part, pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by Brigham pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Brigham Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. or may be accessed electronically on the SEC’s website at www.sec.gov in the manner described in Section 7 — “Certain Information Concerning Brigham — Available Information” and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

ANNEX A

CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTOR MEMBERS AND
EXECUTIVE OFFICERS OF STATOIL AND PURCHASER

Statoil ASA.  Statoil ASA is a public limited liability company organized under the laws of Norway (“Statoil”). Set forth in the table below are the name, country of citizenship, current principal occupation and material positions held during the past five years of each of the board of director members and executive officers of Statoil. Unless otherwise noted, the business address of each director and executive officer of Statoil is Statoil, Forusbeen 50, N-4035, Stavanger, Norway. Statoil is an integrated energy company that is primarily engaged in oil and gas exploration and production activities. Unless otherwise noted, the business address of each corporate assembly member of Statoil is Statoil, Forusbeen 50, N-4035, Stavanger, Norway. Statoil is an integrated energy company that is primarily engaged in oil and gas exploration and production activities.

During the past five years, none of Statoil or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Statoil Board of Directors

Board Member
Name and Country of Citizenship	Principal Occupations within Previous Five Years	Board Member Since

Name: Svein Rennemo Citizenship: Norwegian	Board Chair and Member of the Board’s Compensation Committee, Statoil ASA April 2008 — Present	April 2008

Chief Executive Officer,
Petroleum Geo-Services ASA
Strandveien 4
P.O. Box 89
N-1326 Lysaker, Norway
(Provider of Seismic and Electromagnetic
Services, Data Acquisition, Processing,
Reservoir Analysis/Interpretation and
Multi-Client Library Data)
November 2002 — April 2008

Board Chair, Tomra Systems ASA Drengsrudhagen 2 N-1372 Asker, Norway (Provider of Advanced Solutions Enabling Recovery and Recycling of Materials) April 2009 — Present

Board Chair, Pharmaq AS Skogmo Industriområde, N-7863 Overhalla, Norway (Pharmaceutical Company Supplying the Aquaculture Industry) March 2009 — Present

Board Member
Name and Country of Citizenship	Principal Occupations within Previous Five Years	Board Member Since

Name: Marit Arnstad Citizenship: Norwegian	Deputy Board Chair and Member of the Board’s Health, Safety and Environment (HSE) and Ethics Committee Statoil ASA October 2007 — Present	June 2006

Board Member, Statoil ASA June 2006 — Present

Lawyer, Arntzen de Besche Trondheim AS Dyre Halses gate 1a P.O. Box 8853 Solsiden N-7481 Trondheim, Norway (Law Firm) June 2009 — Present

Lawyer, Advokatfirmaet Schjødt Munkegata 30 N-7011 Trondheim, Norway (Law Firm) January 2006 — June 2009

Board Chair, Norwegian University of Science and Technology NO-7491 Trondheim, Norway (Norway’s Primary Institution for Educating the Nation’s Future Engineers and Scientists) June 2005 — Present

Board Chair, Statskog SF P.O. Box 63 Sentrum N-7801 Namsos, Norway (Norwegian State-Owned Land and Forest Enterprise) September 2009 — Present

Deputy Board Chair, Polaris Media ASA P.O. Box 3200 Sluppen N-7003 Trondheim, Norway (Independent Media Group) October 2008 — Present

Board Member, Aker Seafoods ASA P.O. Box 1301 Vika N-0112 Oslo, Norway (Fish Products Producer and Exporter) April 2010 — Present

Board Member
Name and Country of Citizenship	Principal Occupations within Previous Five Years	Board Member Since

Name: Lady Barbara Judge Citizenship: American and British	Board Member and Member of the Board’s Audit Committee, Statoil ASA September 2010 — Present	September 2010

Office address: Eversheds LLP One Wood Street EC2V London, England

Board Chair, UK Pension Protection Fund Knollys House 17 Addiscombe Road Croydon Surrey CR0 6SR, England (Statutory Fund Run by the Board of the Pension Protection Fund) April 2010 — Present

Executive Chairman
UK Atomic Energy Authority (UKAEA)
Culham Science Centre
Abingdon
Oxfordshire
OX14 3DB
United Kingdom
(Manager of the UK Fusion Research Programme and Operator of the Joint European Torus)
September 2002 — July 2010 (chair from 2004)

Board Member,
NV Bekaert SA
President Kennedypark 18
BE-8500 Kortrijk, Belgium
(Global Technological and Market Leader in Advanced Solutions Based on Metal Transformation and Coatings)
May 2007 — Present

Board Member, Magna International Inc. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 (Diversified Automotive Supplier) September 2007 — Present

Board Member
Name and Country of Citizenship	Principal Occupations within Previous Five Years	Board Member Since

Name: Bjørn Tore Godal Citizenship: Norwegian	Board Member and Member of the Board’s Compensation Committee and the HSE and Ethics Committee Statoil ASA September 2010 — Present	September 2010

Special Adviser for International Energy and Climate Issues, Ministry of Foreign Affairs (Norway) P.O. Box 8114 Dep. N-0032 Oslo, Norway (Foreign Affairs Ministry) July 2007 — January 2010

Ambassador to Germany, Royal Norwegian Embassy Rauchstr. 1 10787 Berlin, Germany (Embassy) April 2003 — June 2007

Chairman of the Council, Norwegian Defence University College Akershus Festning N-0015 Oslo, Norway (Educator of personnel in the Norwegian Defence) September 2010 — Present

Name: Roy Franklin Citizenship: British	Board Member and Member of the Board’s Audit Committee and Chair of the HSE and Ethics Committee Statoil ASA October 2007 — Present	October 2007

Board Chair, Keller Group plc Capital House 25 Chapel Street London NW1 5DH, England (London-based group engineering company) July 2007 — Present (chair from 2009)

Board Member, Santos Ltd. Ground Floor Santos Centre 60 Flinders Street Adelaide South Australia 5000 (Oil and Gas Company) September 2006 — Present

Board Member, Boart Longyear Limited 10808 South River Front Parkway, Suite 600 South Jordan, Utah 84095 (Provider of Drilling Services and Equipment) October 2010 — Present

Board Member
Name and Country of Citizenship	Principal Occupations within Previous Five Years	Board Member Since

Name: Grace Reksten Skaugen Citizenship: Norwegian	Board Member and Chair of the Board’s Compensation Committee, Statoil ASA June 2002 — Present	June 2002

Self-Employed Business Consultant, Infovidi Board Services Limited / Infovidi Venture Ltd. Lilleakerveien 2 E bld 8 N-0283 Oslo, Norway (Consulting Company) August 2009 — Present

Board Chair, Entra Eiendom AS Biskop Gunnerus’ gate 14 P.O. Box 3 N-0051 Oslo, Noway (Property Company) October 2004 — Present

Board Chair, Ferd Holding AS Strandveien 50 P.O. Box 34 N-1324 Lysaker, Norway (Privately-Owned Norwegian Industrial and Financial Group) October 2009 — Present

Board Chair,
Norsk Institutt for Styremedlemmer
Lilleakerveien 2E bld 8
N-0283 Oslo, Norway
(Membership Organization for Board Members
and Members of Election Committees in Listed
and State-Owned Companies)
March 2009 — Present

Board Member, Investor AB Arsenalsgatan 8C SE-103 32 Stockholm, Sweden (Industrial Holding Company) May 2006 — Present

Board Member
Name and Country of Citizenship	Principal Occupations within Previous Five Years	Board Member Since

Name: Jakob Stausholm Citizenship: Danish	Board Member and Member of the Board’s Audit Committee, Statoil ASA July 2009 — Present	July 2009

Chair of the Board’s Audit Committee, Statoil ASA September 2010 — Present

Chief Financial Officer, ISS A/S Møntmestervej 31 2400 Copenhagen NV, Denmark (Commercial Provider of Facility Services) September 2008 — Present

Various Management Positions, including Vice President, Finance, Shell Group P.O. Box 162, 2501 AN The Hague, The Netherlands (Global Group of Energy and Petrochemicals Companies) 1989 — June 2008

Name: Morten Svaan Citizenship: Norwegian	Employee-Elected Board Member and Member of the Board’s Audit Committee, Statoil ASA June 2004 — Present	June 2004

Held Various Positions within Statoil ASA September 1985 — Present

Name: Lill-Heidi Bakkerud Citizenship: Norwegian	Employee-Elected Board Member (including Full-time Employee Representative as the Leader of the Trade Union Industry Energy’s Statoil Branch) and Member of the Board’s HSE and Ethics Committee,
Statoil ASA
	June 2004 — Present	June 2004

Name: Einar Arne Iversen Citizenship: Norwegian	Employee-Elected Board Member, Statoil ASA June 2009 — Present	June 2009

Member, Corporate Assembly, Statoil ASA April 2000 — April 2009

Employee at Statoil ASA June 1986 — Present

Statoil Executive Officers

Executive Officer Name
and Country of Citizenship	Principal Occupations within Previous Five Years

Name: Helge Lund Citizenship: Norwegian	President and Chief Executive Officer, Statoil ASA August 2004 — Present

Board Member, Nokia Keilalahdentie 2-4 P.O. Box 226 FIN-00045 Nokia Group Finland (Global Telecommunications Company) May 2011 — Present

Name: Øystein Michelsen Citizenship: Norwegian	Executive Vice President, Development and Production Norway, Statoil ASA November 2008 — Present

Senior Vice President, Operations North Cluster, Statoil ASA October 2007 — Present

Board Member, Oljeindustriens Landsforening P.O. Box 8065 N-4068 Stavanger, Norway (Norwegian Oil Industry Association) January 2009 — Present

Name: Peter Mellbye Citizenship: Norwegian	Executive Vice President, Development and Production International, Statoil ASA August 2004 — Present

Held Various Positions within Statoil ASA March 1982 — July 2004

Board Member, Energy Policy Foundation of Norway P.O. Box 2922 Solli N-0230 Oslo, Norway (Nonprofit Organization that Aims to Answer the World’s Most Pressing Energy Questions) February 2002 — Present

Name: William Maloney Citizenship: American	Executive Vice President, Development and Production North America, Statoil ASA January 2011 — Present

Senior Vice President, Global Exploration in International Operations, Statoil ASA February 2002 — December 2010

Executive Officer Name
and Country of Citizenship	Principal Occupations within Previous Five Years

Board Member,
American Association of Petroleum Geologists (AAPG) Corporate Advisory Board
P.O. Box 979
Tulsa, Oklahoma 74101
(Advises the AAPG Leadership on Matters of Strategy and Direction)
March 2009 — Present

Board Member, American Petroleum Institute 1220 L Street, NW Washington, DC 20005 (National Trade Association Representing America’s Oil and Natural Gas Industry) February 2011 — Present

Name: Eldar Sætre Citizenship: Norwegian	Executive Vice President, Marketing, Processing and Renewable Energy, Statoil ASA October 2003 — Present

Chief Financial Officer, Statoil ASA October 2003 — December 2010

Board Member, Strømberg Gruppen AS Fjøsangerveien 70 A N-5068 Bergen, Norway (Real estate leasing company) July 2006 — Present

Board Member, Trucknor AS Heiane 4 N-5131 Nyborg, Norway (Authorized Dealer and Service Center for Volvo Trucks and Buses) November 2005 — Present

Name: Margareth Øvrum Citizenship: Norwegian	Executive Vice President, Technology, Projects and Drilling, Statoil ASA September 2004 — Present

Board Member,
Atlas Copco AB
Sickla Industriväg 19, Nacka
SE-105 23 Stockholm, Sweden
(Industrial Group with World-Leading Positions in Compressors, Construction and Mining Equipment, Power Tools and Assembly Systems)
April 2008 — Present

Board Member, Ratos AB P.O. Box 1661 SE-111 96 Stockholm, Sweden (Listed Private Equity Conglomerate) May 2009 — Present

Executive Officer Name
and Country of Citizenship	Principal Occupations within Previous Five Years

Name: Tim Dodson Citizenship: British	Executive Vice President, Exploration, Statoil ASA January 2011 — Present

Held Various Positions within Statoil ASA July 1985 — January 2011

Name: John Knight Citizenship: British	Executive Vice President, Global Strategy and Business Development, Statoil ASA January 2011 — Present

Held Various Positions within Statoil ASA September 2002 — January 2011

Name: Tove Stuhr Sjøblom Citizenship: Canadian, Norwegian	Executive Vice President, Chief Staff Officer, Statoil USA January 2011 — Present

Held Various Positions within Statoil ASA October 2007 — January 2011

Held Various Positions in the Oil & Energy Division,
Norsk Hydro ASA (which was merged with Statoil ASA in 2007)
P.O. Box 980 Skøyen
NO-0240 Oslo, Norway
(Global Supplier of Aluminium)
January 1991 — September 2007

Board Chair, Norwegian Petroleum Association Lilleakerveien 2 A 0283 Oslo, Norway (Membership Body for People Interested in the Country’s Oil and Gas Activities) April 2009 — March 2011

Board Member, Offshore Northern Seas Stavanger Forum Gunnar Warebergsgate 13 4021 Stavanger, Norway (Major Annual Norwegian Event within the Energy Industry) April 2010 — April 2011

Name: Torgrim Reitan Citizenship: Norwegian	Executive Vice President and Chief Financial Officer, Statoil ASA January 2011 — Present

Senior Vice President, Trading and Operations in the Natural Gas business area, Statoil ASA February 2009 — December 2010

Executive Officer Name
and Country of Citizenship	Principal Occupations within Previous Five Years

Senior Vice President, Performance Management and Analysis, Statoil ASA October 2007 — January 2009

Senior Vice President, Performance Management, Tax and M&A, Statoil ASA February 2005 — September 2007

Fargo Acquisition Inc.  Fargo Acquisition Inc. is a Delaware corporation (“Purchaser”) and an indirect, wholly owned subsidiary of Statoil. Set forth in the table below are the name, country of citizenship, current principal occupation and material positions held during the past five years of each of the board of director members and executive officers of Purchaser. The business address of each director and executive officer of Purchaser is Statoil, Forusbeen 50, N-4035, Stavanger, Norway.

During the past five years, none of Purchaser or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Purchaser Board of Directors

Board Member
Name and Country of Citizenship	Principal Occupations within Previous Five Years	Board Member Since

Kathy Kanocz Citizenship: American	Director, Fargo Acquisition Inc. October 2011 — Present	October 2011

Vice President, Health, Safety and Environment, Statoil Development, Production North America, Statoil ASA January 2011 — Present

Board Member, Statoil USA 2103 CityWest Boulevard Suite 800 Houston, Texas, 77042 (Oil and Gas Exploration Company) July 2011 — Present

Vice President, Health, Safety and Environment, United States & Mexico, Statoil ASA January 2010 — December 2010

Health, Environment and Safety Team Leader,
Chevron Pipeline Company
4800 Fournace Place Drive
Bellaire, TX 77401
(Transporter of Crude Oil, Refined Petroleum Products, Liquefied Petroleum Gas, Natural Gas and Chemicals)
March 2006 — January 2010

Board Member
Name and Country of Citizenship	Principal Occupations within Previous Five Years	Board Member Since

Manager, Training and Competency, Gulf of Mexico Operations BP Global 200 Westlake Boulevard Houston, TX 77079 (International Oil and Gas Company) 2005 — March 2006

Jason Nye Citizenship: American	Director, Fargo Acquisition Inc. October 2011 — Present	October 2011

Vice President, Finance & Control, Development and Production North America Statoil ASA January 2011 — Present

Vice President, Finance & Control, International Exploration & Production Statoil ASA August 2008 — December 2010

Head of Liquefied Natural Gas Growth Theme, Statoil ASA October 2007 — July 2008

Senior Strategy Advisor, Statoil ASA April 2007 — September 2007

Head of Group Strategy, BG Group Thames Valley Park, Reading, Berkshire, RG6 1PT United Kingdom (Integrated Natural Gas Company) 2005 — March 2007

Andrew Byron Winkle Citizenship: British	Director, Fargo Acquisition Inc. October 2011 — Present	October 2011

Vice President, United States Onshore, Statoil ASA January 2009 — Present

Vice President, Business Development North America, Statoil ASA October 2007 — January 2009 Vice President, Business Development Venezuela, Statoil ASA July 2005 — October 2007

Purchaser Executive Officers

Executive Officer Name
and Country of Citizenship	Principal Occupations within Previous Five Years

Irene Rummelhoff Citizenship: Norwegian
President,
Fargo Acquisition Inc.
October 2011 — Present

Senior Vice President, Strategy and Business Development North America,
Statoil ASA
January 2011 — Present

Vice President, Business Development North America,
Statoil ASA
January 2010 — January 2011

Senior Vice President, International Gas
Statoil ASA
October 2004 — January 2010

Paul R. Owen Citizenship: American
Secretary and Vice President, Legal,
Fargo Acquisition Inc.
October 2011 — Present

Managing Counsel, Upstream USA and North America,
Statoil ASA
January 2008 — Present

Senior Legal Counsel,
Chevron USA Inc.
6001 Bollinger Canyon Road
San Ramon, CA 94583
(Explorer, Extractor, and Producer of Crude Oil, Natural Gas,
and Natural Gas Liquids)
June 2005 — January 2008

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder to its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

For assistance call (877) 248-6417 or (718) 921-8317

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and/or the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (877) 687-1875
Banks and Brokers may call collect: (212) 750-5833